UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Swift Energy Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 13, 2008

The annual meeting of shareholders of SWIFT ENERGY COMPANY (the “Company” or “Swift Energy”) will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 13, 2008, at 4:00 p.m., Houston time, for the following purposes:

1.	To elect three Class III directors to serve until the 2011 annual meeting of shareholders, or until their successors are duly qualified and elected;

2.
To amend the Swift Energy Company 2005 Stock Compensation Plan (the “2005 Plan”) to increase the number of shares of the Company’s common stock available for awards under the plan by up to 800,000 additional shares;

3.
To amend the Swift Energy Company Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of the Company’s common stock available for issuance under the plan by up to 200,000 additional shares;

4.	To ratify the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2008; and

5.	Such other business as may properly be presented at the annual meeting, or at any and all adjournments or postponements thereof.

A record of shareholders has been taken as of the close of business on March 24, 2008, and only shareholders of record on that date will be entitled to vote at the annual meeting, or any adjournment or postponement thereof. A complete list of shareholders will be available commencing May 2, 2008, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060. This list will also be available at the annual meeting.

By Order of the Board of Directors,
April 7, 2008	Bruce H. Vincent President and Secretary

Your Vote Is Important!

Whether or not you plan to attend the annual meeting of shareholders, we urge you to vote and submit your proxy by telephone, Internet, or mail as promptly as possible to ensure the presence of a quorum for the annual meeting. For additional instructions on voting by telephone or the Internet, please refer to the enclosed instruction sheet. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you attend the annual meeting, you may revoke the proxy and vote in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2008

The Proxy Statement for the 2008 Annual Meeting of Shareholders and the 2007 Annual Report to Shareholders are available at http://ww3.ics.adp.com/streetlink/sfy.

TABLE OF CONTENTS

PROXY STATEMENT
Solicitation
Voting Information
PROPOSAL 1 — ELECTION OF DIRECTORS
Class III Director Nominees
BOARD OF DIRECTORS
Class I Directors
Class II Directors
Class III Directors
Affirmative Determinations Regarding Independent Directors and Financial Experts
Meetings of Independent Directors
Meetings and Committees of the Board
Compensation of Directors
Payments to Former Directors
Board Succession Plan
Nominations for Directors
Compensation Committee Interlocks and Insider Participation
Corporate Governance
Related Party Transactions
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
Security Ownership of Management
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Potential Payments Upon Termination or Change-in-Control
Conditions and Covenants

PROPOSAL 2 — TO AMEND THE SWIFT ENERGY COMPANY 2005 STOCK COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AVAILABLE FOR AWARDS UNDER THE PLAN BY UP TO 800,000 ADDITIONAL SHARES

Summary of the 2005 Plan
Federal Income Tax Considerations
Equity Compensation Plan Information
Board Recommendation

PROPOSAL 3 — TO AMEND THE SWIFT ENERGY COMPANY EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN BY UP TO 200,000 ADDITIONAL SHARES

Board Recommendation
PROPOSAL 4 — RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS SWIFT ENERGY COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008
AUDIT COMMITTEE DISCLOSURE
Preapproval Policies and Procedures
Services Fees Paid to Independent Public Accounting Firm
Report of the Audit Committee
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
FORWARD LOOKING STATEMENTS
ANNUAL REPORT ON FORM 10-K
GENERAL

SWIFT ENERGY COMPANY
16825 Northchase Drive, Suite 400
Houston, Texas 77060
(281) 874-2700

PROXY STATEMENT
for the

2008 ANNUAL MEETING OF SHAREHOLDERS

Solicitation

This proxy statement, the accompanying proxy card and the Annual Report to Shareholders of Swift Energy Company (“Swift Energy” or the “Company”) are being mailed to Swift Energy’s shareholders beginning on or about April 9, 2008.  The Board of Directors (the “Board”) of Swift Energy is soliciting your proxy to vote your shares of Swift Energy common stock at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 13, 2008, at 4:00 p.m., Houston time.  The Board is soliciting proxies to give all shareholders the opportunity to vote on the matters that will be presented at the Annual Meeting.  This proxy statement provides you with the information on these matters to assist you in voting your shares.

Voting Information

What is a proxy?

A proxy is your legal designation of another person or persons (the “proxy” or “proxies”) to vote on your behalf.  By completing and returning the enclosed proxy card, you are giving the designated proxies appointed by the Board the authority to vote your shares in the manner you indicate on your proxy card.

Who are the proxies appointed by the Board of Directors for the Annual Meeting?

The proxies for the Company appointed by the Board at a meeting held on February 11, 2008, are the following representatives of Swift Energy:

Terry E. Swift	Chairman of the Board and Chief Executive Officer
Bruce H. Vincent	President, Secretary and Director
Alton D. Heckaman, Jr.	Executive Vice President and Chief Financial Officer

Can I receive more than one proxy card?

Yes. If you received multiple proxy cards, you may hold your shares in different ways (e.g., joint tenancy, trusts or custodial accounts) or in multiple accounts.  If your shares are held by a broker, often referred to as being held in “street name,” you will receive your proxy card or cards or other voting information from your broker, and you will return your proxy card or cards to your broker.  You should vote on and sign each proxy card you receive.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Annual Meeting if you own shares of Swift Energy common stock at the close of business on our record date of Monday, March 24, 2008.

How many shares of Swift Energy common stock are entitled to vote at the Annual Meeting?

As of March 24, 2008, there were 30,477,314 shares of Swift Energy common stock issued, outstanding and entitled to vote at the Annual Meeting.  Each share of Swift Energy common stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held.  If your shares are registered directly in your name with American Stock Transfer & Trust Company, the Company’s transfer agent, you are a “shareholder of record.”  If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “shareholder of record,” you have several choices.  Please refer to the specific instructions set forth on the enclosed proxy card, but in general, you can vote your proxy:

•	by mailing the enclosed proxy card;

•	over the telephone; or

•	via the Internet.

If you choose to vote via the Internet, our electronic voting system has been designed to authenticate your identity as a shareholder.  If you hold your shares in “street name,” your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Annual Meeting?

If you are a “shareholder of record,” you may vote your shares in person at the Annual Meeting.  If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares in person at the Annual Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all three nominees for Class III directors, with terms to expire at the 2011 Annual Meeting of Shareholders.
Proposal 2 —	FOR the amendment of the Swift Energy Company 2005 Stock Compensation Plan to increase the number of shares of Swift Energy common stock available for awards under the plan by up to 800,000 shares.
Proposal 3 —	FOR the amendment of the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares of Swift Energy common stock available for issuance under the plan by up to 200,000 shares.
Proposal 4 —	FOR the ratification of the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2008.

What are my choices when voting?

Proposal 1 — You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposals 2, 3 and 4 — Each proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, each proposal.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the designated proxies appointed by the Board will vote as follows:

Proposal 1 —	FOR the election of all three nominees for Class III directors, with terms to expire at the 2011 Annual Meeting of Shareholders.
Proposal 2 —
FOR the amendment of the Swift Energy Company 2005 Stock Compensation Plan to increase the number of shares of Swift Energy common stock available for awards under the plan by up to 800,000 additional shares.

Proposal 3 —
FOR the amendment of the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares of Swift Energy common stock available for issuance under the plan by up to 200,000 additional shares.

Proposal 4 —	FOR the ratification of the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2008.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter.  For Proposal 1, votes withheld will have the same effect as not voting.  Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote and also have the same effect as not voting.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy in one of the following ways:

•	send a written notice of revocation to the Secretary of the Company that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	sign a later-dated proxy card and submit it so that it is received prior to the Annual Meeting; or

•	attend the Annual Meeting and vote your shares in person.

What vote is required to approve each proposal?

 Each proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, each proposal.

Who pays the cost of this proxy solicitation?

The cost of preparing, printing and mailing this proxy statement and soliciting proxies is paid by Swift Energy. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Swift Energy common stock as of the record date and will reimburse these entities for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, Internet or completing and returning the enclosed proxy card by mail will help to avoid additional expense.

Is this proxy statement the only way the proxies are being solicited?

In addition to this solicitation by the Board, employees of Swift Energy may solicit proxies in person or by mail, delivery service, telephone or facsimile, without additional compensation.  The Company has also retained Georgeson Shareholder Communications Inc. to act as a proxy solicitor in conjunction with the Annual Meeting.  The Company has agreed to pay this firm $9,000, plus reasonable out-of-pocket expenses, for standard proxy solicitation services.

If you have any further questions about voting your shares or attending the Annual Meeting, please contact our Investor Relations Department at (281) 874-2700 or (800) 777-2412.

PROPOSAL 1 — ELECTION OF DIRECTORS

Swift Energy has three classes of directors. Every year, each director of one class is elected to serve a three-year term or until his or her successor has been duly elected and qualified.  Ms. Deanna L. Cannon and Messrs. Douglas J. Lanier and Bruce H. Vincent, incumbent Class III directors, have been nominated by the Board to stand for reelection as Class III directors. Directors are elected by a majority of the votes cast by the holders of shares present and entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present.

The current composition of the Board is:

Class I Directors: (term to expire at 2009 annual meeting)	Clyde W. Smith, Jr. Terry E. Swift Charles J. Swindells
Class II Directors: (term to expire at 2010 annual meeting)	Raymond E. Galvin Greg Matiuk Henry C. Montgomery
Class III Directors: (standing for reelection at this annual meeting for term to expire at 2011 annual meeting)	Deanna L. Cannon Douglas J. Lanier Bruce H. Vincent

Class III Director Nominees

Deanna L. Cannon, 47, has served as a director of Swift Energy since May 2004.  Ms. Cannon is a shareholder and director of Corporate Finance Associates of Northern Michigan, an investment banking firm, a director of Corporate Finance Associates Worldwide, and holds her securities license under Corporate Finance Securities. She is also President of Cannon & Company CPA’s PLC, a privately held consulting firm.  She served Miller Exploration Company as Chief Financial Officer and Secretary from November 2001 to December 2003, as Vice President—Finance and Secretary from June 1999 to November 2001, and as a director of one of its wholly owned subsidiaries from May 2001 to December 2003.  Miller Exploration Company was a publicly held independent oil and gas exploration and production company that was acquired by Edge Petroleum Corporation in December 2003.  Previously, Ms. Cannon was employed in public accounting for 16 years.  Ms. Cannon holds a Bachelor of Science degree in Accounting and is a Certified Public Accountant.

Douglas J. Lanier, 58, has served as a director of Swift Energy since May 2005.  Mr. Lanier retired in 2004 as Vice President of ChevronTexaco Exploration & Production Company, Gulf of Mexico Business Unit.  He began his career with Gulf Oil Company in 1972 and served in various positions until 1989, when Mr. Lanier was appointed Assistant General Manager–Production for Chevron USA Central Region in Houston.  He served in subsequent appointments until he joined Chevron Petroleum Technology Company as President in 1997.  In October of 2000, he was appointed Vice President of the Gulf of Mexico Shelf Strategic Business Unit.  Mr. Lanier holds the degree of Bachelor of Science in Petroleum Engineering.  He is a member of the Society of Petroleum Engineers and is a registered Professional Engineer in Texas (inactive).  Mr. Lanier was inducted into the University of Tulsa College of Engineering Hall of Fame in 2003.

Bruce H. Vincent, 60, was elected as a director of Swift Energy in May 2005 and was appointed President of the Company in November 2004.  He also was appointed Secretary in February 2008 and previously served as Secretary from August 2000 until May 2005.  Mr. Vincent previously served as President of Swift Energy International, Inc. from February 2004 to May 2005, as Executive Vice President—Corporate Development from August 2000 to November 2004, and as Senior Vice President—Funds Management since joining the Company in 1990.  Mr. Vincent holds the degrees of Bachelor of Arts and Master of Business Administration.

The Board of Directors unanimously recommends that shareholders vote “FOR” all of the director nominees to serve as directors in the Class for which they are nominated.

The persons named as proxies on the accompanying proxy card, unless authority is withheld by a shareholder on a proxy card, intend to vote “FOR” the election of all of the nominees named in this proxy statement standing for reelection as Class III directors. If any nominee should become unavailable or unable to serve as a director, the persons named as proxies may vote for a substitute selected by them, or the size of the Board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any nominee unavailable.

BOARD OF DIRECTORS

Class I Directors

Clyde W. Smith, Jr., 59, has served as a director of Swift Energy since 1984.  Since January 2002, Mr. Smith has served as President of Ascentron, Inc., an electronics manufacturing services company.  From May 1998 until January 2002, Mr. Smith served as General Manager of D.W. Manufacturing, Inc. d/b/a Millennium Technology Services, an electronics manufacturer which was acquired by Ascentron, Inc. in January of 2002.  Mr. Smith is a Certified Public Accountant, and holds the degree of Bachelor of Business Administration in Management.

Charles J. Swindells, 65, has served as a director of Swift Energy since February 2006.  Ambassador Swindells currently serves as Vice Chairman, Western Region of U.S. Trust, Bank of America Private Wealth Management, and also is a director on the Board of The Greenbrier Companies, Inc., an international supplier of transportation equipment and services to the railroad industry.  He served as United States Ambassador to New Zealand and Samoa from 2001 to 2005.  Prior to becoming Ambassador, he was Vice Chairman of U.S. Trust Company, N.A. from 1993 until 2001.  Ambassador Swindells also served as Chairman of the Board of a non-profit board of trustees for Lewis & Clark College in Portland, Oregon from 1998 until 2001.  He holds the degree of Bachelor of Science in Political Science.

Terry E. Swift, 52, has served as the Chief Executive Officer of Swift Energy since May 2001, as Chairman of the Board since June 1, 2006, and as a director of the Company since May 2000.  He was President of the Company from November 1997 to November 2004, Chief Operating Officer from 1991 to February 2000, and Executive Vice President from 1991 to 1997.  Mr. Swift served in other progressive positions of responsibility since joining the Company in 1981.  He holds the degrees of Bachelor of Science in Chemical Engineering and Master of Business Administration.  He is the son of the late A. Earl Swift, founder of Swift Energy, and the nephew of Virgil N. Swift, Director Emeritus.

Class II Directors

Raymond E. Galvin, 76, has served as Vice Chairman of the Board since June 1, 2006, and as a director of Swift Energy since August 2003.  From 1992 until he retired in February 1997, Mr. Galvin was President of Chevron USA Production Company.  He also served as a director of Chevron Corporation from 1995 to 1997 and as a Vice President of Chevron Corporation from 1988 to 1997.  Mr. Galvin has also served as chairman of the Natural Gas Council and the Natural Gas Supply Association.  Mr. Galvin holds the degree of Bachelor of Science in Petroleum Engineering.

Greg Matiuk, 62, has served as a director of Swift Energy since September of 2003.  After 36 years of service, Mr. Matiuk retired from ChevronTexaco Corporation in May 2003, having last served as Executive Vice President, Administrative and Corporate Services, a position he had held since 2001.  From 1998 until 2001, he was Vice President, Human Resources and Quality, and from 1996 to 1998, he served as Vice President of Strategic Planning and Quality.  Mr. Matiuk began his career at Chevron Corporation in 1967 as a production and reservoir engineer.  He holds the degree of Bachelor of Science in Geological Engineering and an Executive Master of Business Administration.

Henry C. Montgomery, 72, has served as a director of Swift Energy since 1987.  Since 1980, Mr. Montgomery has been Chairman of the Board of Montgomery Professional Services Corporation, a financial management and accounting outsourcing firm.  Since 2006, he has been Chairman and Chief Executive Officer of Montgomery Pacific Outsourcing LLC, a financial management and accounting outsourcing firm with subsidiary operations in the Philippines.  Mr. Montgomery also currently serves as Chairman of the Board of Catalyst Semiconductor, Inc., which designs, develops and markets programmable integrated circuit products, and Chairman of the Board of ASAT Holdings, Ltd., which packages and tests semiconductor devices.  Mr. Montgomery is a member of the board of directors of the Honolulu Symphony Orchestra Society and sits on the advisory board for the Miami University Center for Corporate Governance and Ethics (Oxford, Ohio).  Mr. Montgomery holds the degree of Bachelor of Arts in Economics.

Class III Directors

The biographies for the Class III directors are set forth above under “Proposal 1—Election of Directors.”

Affirmative Determinations Regarding Independent Directors and Financial Experts

The Board has determined that each of the following directors is an “independent director” as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange, Inc. (“NYSE”):  Deanna L. Cannon, Raymond E. Galvin, Douglas J. Lanier, Greg Matiuk, Henry C. Montgomery, Clyde W. Smith, Jr., and Charles J. Swindells. These independent directors represent a majority of the Company’s Board of Directors.  Messrs. Swift and Vincent are not independent directors because they serve as officers of the Company.  Mr. Swift serves as Chief Executive Officer, and Mr. Vincent serves as President and Secretary.

The Board has also determined that each member of the Audit, Corporate Governance and Compensation Committees of the Board meets the independence requirements applicable to those committees prescribed by the NYSE and the U.S. Securities and Exchange Commission (“SEC”). Further, the Board has determined that Henry C. Montgomery, Chairman of the Audit Committee, Clyde W. Smith, Jr. and Deanna L. Cannon, members of the Audit Committee, are each an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Board reviewed the applicable standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of the independent directors. On the basis of this review, the Board made its independence and “audit committee financial expert” determinations.

Meetings of Independent Directors

At each executive session of the independent directors, the Lead Director presides. Mr. Galvin was elected as Lead Director by the independent directors in May 2006.  For purposes of Rule 303A.03 of the NYSE Listed Company Manual, the term “independent directors” is equivalent to “non-management directors.”

Meetings and Committees of the Board

The Board has established the following standing committees:  Audit, Compensation, Corporate Governance and Executive Committees. Descriptions of the membership and functions of these committees are set forth below.  The following chart identifies the committees upon which each member of the Board serves, the chairmen of the committees, and the number of meetings and actions by consent by the Board and the committees during 2007:

	Board of Directors	Audit	Corporate Governance	Compensation	Executive

Number of meetings held in 2007	11	5	6	3	4
Number of actions by consent in 2007	2	0	0	0	0

Terry E. Swift	C				C
Deanna L. Cannon	M	M	M
Raymond E. Galvin	VC		M		M
Douglas J. Lanier	M			M	M
Greg Matiuk	M		C	M
Henry C. Montgomery	M	C		M
Clyde W. Smith, Jr.	M	M		C
Charles J. Swindells	M		M	M
Bruce H. Vincent	M

C	= Chairman
VC	= Vice Chairman
M	= Member

During 2007, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of all committees of the Board on which he or she served.

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring (i) the integrity of the financial statements of the Company; (ii) Swift Energy’s compliance with legal and regulatory requirements; (iii) the independent auditor’s selection, qualifications and independence; and (iv) the performance of Swift Energy’s internal audit function and independent auditor. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, all as may be amended from time to time. In addition, at least one member of the committee must satisfy the definition of audit committee financial expert as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Messrs. Montgomery and Smith and Ms. Cannon qualify as audit committee financial experts and that each member of the Audit Committee is independent as defined in the NYSE Listed Company Manual and the rules of the SEC. A report of the Audit Committee appears later in this proxy statement. Messrs. Montgomery (Chairman) and Smith and Ms. Cannon are members of the Audit Committee.

Compensation Committee. The Compensation Committee discharges the responsibilities of the Board relating to compensation of the Company’s executive officers. This includes evaluating the compensation of the executive officers of the Company and its affiliates and their performance relative to their compensation to assure that such executive officers are compensated effectively in a manner consistent with the strategy of Swift Energy, competitive practices, and the requirements of the appropriate regulatory bodies. In addition, this committee evaluates and makes recommendations to the Board regarding the compensation of the directors. The Compensation Committee also evaluates and approves any amendment, subject to shareholder approval, to the Company’s existing equity-related plans and approves the adoption of any new equity-related plans, subject to shareholder and Board approval. The Compensation Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under SEC rules and NYSE’s listing standards. The Board has determined that all members are independent as defined by the NYSE listing standards or rules of the SEC and NYSE. The report of the Compensation Committee is included below. Messrs. Smith (Chairman), Lanier, Matiuk, Montgomery and Swindells are members of the Compensation Committee.

Corporate Governance Committee. The Corporate Governance Committee identifies individuals qualified to become directors and nominates candidates for directorships and also recommends to the Board the membership for each of the Board’s committees. This committee may consider nominees recommended by shareholders upon written request by a shareholder in accordance with the procedures for submitting shareholder proposals. The Corporate Governance Committee also develops, monitors and recommends to the Board corporate governance principles and practices applicable to Swift Energy. The committee also assists management of the Company in identifying, screening and recommending to the Board individuals qualified to become executive officers of the Company. In addition, this committee administers the Company’s conflicts of interest policy. The Corporate Governance Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under the NYSE listing standards and the rules of the SEC. Messrs. Matiuk (Chairman), Galvin and Swindells and Ms. Cannon are members of the Corporate Governance Committee and, as determined by the Board, all are independent as defined in the NYSE listing standards and rules of the SEC.

Executive Committee. The Executive Committee is authorized to act for the Board at times when it is not convenient for the full Board to act as an assembled board, except where full Board action is required by applicable law. Any action taken by the Executive Committee is required to be reported at the next full Board meeting. Messrs. Swift (Chairman), Galvin and Lanier are members of the Executive Committee.

Compensation of Directors

In accordance with its charter, the Compensation Committee periodically evaluates the compensation of non-employee directors, including for service on Board committees, and recommends annual retainer and meeting fees for non-employee directors and for service on Board committees, sets the terms and awards of any stock-based compensation and submits these recommendations to the Board of Directors for approval subject to shareholder approval, if required.  Directors who are also employees of the Company receive no additional compensation for service as directors.  The following table shows compensation for non-employee directors for 2007:

Annual Board Retainer	$35,000
Meeting Fee	$2,500	(1)
Annual Committee Retainer	$5,000	(2)
Committee Premiums:
Audit Committee Chair	$15,000	(3)
Compensation Committee Chair	$10,000	(4)
Corporate Governance Committee Chair	$8,000	(4)
Executive Committee Member	$8,000
Lead Director Premium	$8,000
Annual Restricted Stock Grant Value	$120,000	(5)

(1)	Annual meeting fee paid per meeting for a minimum of five meetings.
(2)	Annual fee for serving on one or more committees.
(3)	Annual fee for a minimum of four meetings.
(4)	Annual fee for a minimum of two meetings.
(5)
Number of restricted shares to be determined, based on the closing stock price on the day after the annual meeting.  Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date, and subject to a one-year service restriction, restrictions on all shares lapse when a director ceases to be a member of the Board.

The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Deanna L. Cannon	$52,500	$113,068	$19,142	$—	$—	$—	$184,710
Raymond E. Galvin	$68,500	$113,068	$18,172	$—	$—	$—	$199,740
Douglas J. Lanier	$60,500	$113,068	$0	$—	$—	$—	$173,568
Greg Matiuk	$60,500	$113,068	$11,396	$—	$—	$—	$184,964
Henry C. Montgomery	$67,500	$113,068	$16,740	$—	$—	$—	$197,308
Clyde W. Smith, Jr.	$62,500	$113,068	$16,740	$—	$—	$—	$192,308
Charles J. Swindells	$52,500	$113,068	$0	$—	$—	$—	$165,568

(1)
The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) of awards pursuant to the Company’s stock compensation plans, and thus include amounts from awards granted in and prior to 2007.  Assumptions used in the calculation of these amounts are included in footnote 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	No perquisites are included in this column as to any director, as in the aggregate perquisites for any director during 2007 did not exceed $10,000.

Payments to Former Directors

The Board of Directors maintains a policy that the Board reviews from time to time relating to post-retirement director compensatory agreements. The policy provides for agreements or arrangements with former directors, including consulting services, in instances in which a majority of the independent directors of the Board agree that an individual former director has specific expertise that the Board and management agree is of material benefit to the Company. Any agreements with former directors currently in effect or about to expire will be reviewed in accordance with this policy.

Mr. Virgil Swift served as a director from 1981 until the annual meeting of shareholders on May 10, 2005, at which time he was given the honorary title of Director Emeritus.  The full Board concluded that the service of Mr. V. Swift, due to his extensive experience with Swift Energy and the oil and gas industry, was an invaluable asset to the Company, and thus a consulting agreement was entered into with this former director.  Mr. V. Swift received compensation during 2007 pursuant to a consulting agreement which has been in effect since July 2000 and was renewed on similar terms effective July 1, 2006.  Pursuant to such agreement, Mr. V. Swift is paid $5,000 per month for providing advisory services to key employees, officers and directors, especially in the area of the Company’s New Zealand oil and gas exploration and production operations, and as otherwise requested by the Chairman of the Board and Chief Executive Officer, or by the President. The consulting agreement is terminable by either party without cause upon two weeks’ written notice.  Upon a change of control during the term of the consulting agreement, all outstanding stock options held by Mr. V. Swift will become 100% vested.

Board Succession Plan

The Board formally considered, addressed and approved a Board succession plan during 2004, as recommended to the Board by the Corporate Governance Committee. In adopting such plan, the Board took into consideration the Company’s Principles of Corporate Governance that present members of the Board will notify the Board when they reach the age of 75, and the Board, after receiving the recommendation of the Corporate Governance Committee, will determine whether or not such director will continue as a member of the Board. In accordance with the Board succession plan, Mr. Galvin would have been scheduled for such consideration at the 2006 annual meeting.  The Corporate Governance Committee recommended, and the Board approved, the nomination of Mr. Galvin to stand for election, and Mr. Galvin was reelected as a Class II director with a term to expire at the 2007 Annual Meeting.  Mr. Galvin was again scheduled for such consideration at the 2007 Annual Meeting. The Corporate Governance Committee considered Mr. Galvin’s industry experience and wide-ranging management background, and determined that especially with the passing of A. Earl Swift in May 2006, the Board and the Company would benefit from Mr. Galvin’s depth of experience and his continuing to serve as Lead Director, Vice Chairman and a member of the Executive Committee.  The Corporate Governance Committee recommended, and the Board approved, with Mr. Galvin’s abstention, that Mr. Galvin be nominated to stand for reelection for a full three-year term as a Class II director, and Mr. Galvin was reelected at the 2007 Annual Meeting as a Class II director, with a term to expire at the 2010 Annual Meeting.

Nominations for Directors

Identifying Candidates

The Corporate Governance Committee, in consultation with the Chairman of the Board, is responsible for identifying and screening potential director candidates and recommending qualified candidates to the Board for nomination.  The Committee considers recommendations of potential candidates from current directors and shareholders.  Shareholders’ nominations for directors must be made in writing and include the name, age, business and residence address of the recommended nominee, the class and number of shares, if any, of Swift Energy which are beneficially owned by the recommended nominee, and any other information required to be disclosed in the Company’s proxy statement by rules promulgated by the SEC.  Additionally, the recommendation must include the name and address of the shareholder, the number of shares of the Company’s securities that the shareholder beneficially owns, and the period for which the shareholder has held such shares.  Nominations must be addressed as follows and received no later than March 14, 2009, and no earlier than February 12, 2009, in order to be considered for the next annual election of directors:

Chairman of the Corporate Governance Committee Swift Energy Company c/o Office of the Corporate Secretary 16825 Northchase Drive, Suite 400 Houston, Texas 77060

Qualifications

The Corporate Governance Committee has not established a specific minimum or maximum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, consideration is given to each candidate’s reputation, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

The Company’s Principles for Corporate Governance require that each director:

•	understand Swift Energy’s business and the marketplaces in which it operates;

•	regularly attend meetings of the Board and of the Board committee(s) on which he or she serves;

•	review the materials provided in advance of meetings and any other materials provided to the Board from time to time;

•
monitor and keep abreast of general economic, business and management news and trends, as well as developments in Swift Energy’s competitive environment and Swift Energy’s performance with respect to that environment;

•	actively, objectively and constructively participate in meetings and the strategic decision-making processes;

•	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees;

•
be reasonably available when requested to advise the CEO and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the CEO or management; and

•	be familiar and comply in all respects with the Code of Ethics and Business Conduct of the Company, as adopted and as may be amended from time to time.

Nomination of Candidates

In determining whether to nominate a candidate, either from an internally generated or shareholder recommendation, the Corporate Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs.  The Corporate Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee of the Board consisted of Messrs. Smith, Lanier, Matiuk, Montgomery and Swindells, all of whom are independent directors.  To the Company’s knowledge, there are no compensation committee interlocks involving members of the Compensation Committee or other directors of the Company.

Corporate Governance

Part of the Company’s historical and ongoing corporate governance practices is the Company’s policy that requires officers, directors, employees and certain consultants of the Company to submit annual disclosure statements regarding their compliance with the Company’s conflict of interest policy. A management representation letter is provided to the Corporate Governance Committee of the Board regarding the results of the annual disclosure statements and management’s assessment of any potential or actual conflicts of interest. Based on this assessment and further discussion with management, the Corporate Governance Committee then directs management on what additional action, if any, the Committee determines is necessary to be undertaken with regard to any potential or actual conflict of interest or related party transaction.

The Company also requires that officers, directors, employees and certain consultants of the Company provide an annual reaffirmation of the Company’s Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct is redistributed in connection with this requirement, and each such person is asked to reaffirm and reacknowledge that they have reviewed and refreshed their knowledge of the provisions of the Code of Ethics and Business Conduct and will comply with such Code. They also reaffirm their understanding that their continued service to the Company is dependent upon compliance with the Company’s Code of Ethics and Business Conduct.  In addition, all officers, directors, employees and consultants are required to annually recertify their understanding of, and adherence to, the Company’s Insider Trading Policy.  A copy of the Insider Trading Policy is also redistributed in connection with this requirement.

The charters for each of the Audit, Corporate Governance and Compensation Committees are reviewed annually by each committee and by the Corporate Governance Committee.  The committee charters, the Board-adopted Principles of Corporate Governance for the Company and the Code of Ethics and Business Conduct are applicable to all employees, directors and consultants and are posted on the Company’s website at www.swiftenergy.com.  The committee charters, Principles of Corporate Governance and Code of Ethics and Business Conduct are also available in print, without charge, to any shareholder who requests a copy.  Requests should be directed to the Company’s Investor Relations Department at 16825 Northchase Drive, Suite 400, Houston, Texas 77060; by telephone at (281) 874-2700 or (800) 777-2412; or by email to info@swiftenergy.com.

In addition, the Code of Ethics for Senior Financial Officers and Principal Executive Officer, as adopted by the Board, is posted on Swift Energy’s website, where the Company also intends to post any waivers from or amendments to this Code of Ethics.

Related Party Transactions

During 2007, the Company received research, technical writing, publishing and website-related services from Tec-Com Inc., a corporation located in Knoxville, Tennessee, and controlled and majority owned by the aunt of the Company’s Chairman of the Board and Chief Executive Officer. For the fiscal year ended December 31, 2007, the Company paid approximately $0.6 million to Tec-Com for such services pursuant to the terms of the contract between the parties. The contract was renewed on July 1, 2007, and expires on June 30, 2010.  The Company believes that the terms of this contract are consistent with comparable arrangements with third parties that provide similar services.

The Company has not adopted a formal related party transaction policy.  As a matter of corporate governance policy and practice, related party transactions are presented and considered by the Corporate Governance Committee of the Company’s Board of Directors.  See discussion set forth above under “Board of Directors—Corporate Governance.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning the shareholdings as of March 3, 2008 (unless otherwise indicated), with respect to each person, to the Company’s knowledge, who beneficially owned more than five percent of the Company’s outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	2,382,251	(1)	7.8%
EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	2,206,840	(2)	7.2%
Barclays Global Investors (Deutchland) AG(4) Apianstrasse 6, D-85774 Unterfohring, Germany	2,065,094	(3)	6.8%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,606,321	(4)	5.3%

(1)
Based on a Schedule 13G dated February 6, 2008, filed with the SEC to reflect shares held at December 31, 2007, Dimensional Fund Advisors LP (“Dimensional”) is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E), and holds sole voting and dispositive power as to 2,382,251 shares.  Dimensional disclaims beneficial ownership of all such securities.

(2)
Based on a Schedule 13G dated January 31, 2008, filed with the SEC to reflect shares held at December 31, 2007, EARNEST Partners, LLC, is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E), and holds sole voting power as to 670,589 shares, shared voting power as to 606,751 shares, and sole dispositive power as to all 2,206,840 shares.

(3)	Based on a Schedule 13G dated February 6, 2008, filed with the SEC to reflect shares held at December 31, 2008, by the following entities:
	•	Barclays Global Investors, NA, a Bank as defined in Section 3(a)(6) of the Securities Act of 1933, holds sole voting power as to 1,002,884 shares and sole dispositive power as to 1,093,795 shares.
	•	Barclays Global Fund Advisors, an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) holds sole voting power as to 688,692 shares and sole dispositive power as to 939,614 shares.
•
Barclays Global Investors, Ltd., a Bank as defined in Section 3(a)(6) of the Securities Act of 1933, holds sole voting power as to 900 shares and sole dispositive power as to 31,685 shares.  The address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London EC3N 4HH.

(4)
Based on a Schedule 13G dated February 12, 2008, filed with the SEC to reflect shares held at December 31, 2007, The Vanguard Group, Inc. is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E), and holds sole voting power as to 39,045 shares and sole dispositive power as to 1,606,321 shares.

Security Ownership of Management

The following table sets forth information concerning the shareholdings, as of March 3, 2008 (unless otherwise indicated), of the members of the Board, the Chief Executive Officer, the Chief Financial Officer, the three most highly compensated executive officers other than the CEO and CFO, and all executive officers and directors as a group:

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Terry E. Swift	Chairman of the Board and Chief Executive Officer	275,168		(2)
Deanna L. Cannon	Director	15,240		(2)
Raymond E. Galvin	Director	35,580		(2)
Douglas J. Lanier	Director	8,380		(2)
Greg Matiuk	Director	16,380		(2)
Henry C. Montgomery	Director	22,409		(2)
Clyde W. Smith, Jr.	Director	45,450 (3)		(2)
Charles J. Swindells	Director	5,700		(2)
Alton D. Heckaman, Jr.	Executive Vice President and Chief Financial Officer	140,307		(2)
Bruce H. Vincent	President, Secretary and Director	190,905		(2)
Joseph A. D’Amico	Executive Vice President	54,958		(2)
James P. Mitchell	Senior Vice President—Commercial Transactions and Land	34,134		(2)
All executive officers and directors as a group (15 persons)		1,078,054	3.5%

(1)
Unless otherwise indicated below, the persons named have sole voting and investment power, or joint voting and investment power with their respective spouses, over the number of shares of the common stock of the Company shown as being beneficially owned by them, less the shares set forth in this footnote. The table includes the following shares that were acquirable within 60 days following March 3, 2008, by exercise of options granted under the Company’s stock plans:  Mr. Swift—0; Ms. Cannon—2,000; Mr. Galvin—1,000; Mr. Lanier—0; Mr. Matiuk—0; Mr. Montgomery—2,000; Mr. Smith—2,000; Ambassador Swindells—0; Mr. Heckaman—0; Mr. Vincent—0; Mr. D’Amico—0; Mr. Mitchell—0; and all executive officers and directors as a group—7,000.

(2)	Less than one percent.
(3)	Mr. Smith disclaims beneficial ownership as to 1,000 shares held in a Roth IRA for the benefit of Mr. Smith’s son.

EXECUTIVE OFFICERS

The Board appoints the executive officers of the Company annually. Information regarding Terry E. Swift, Chief Executive Officer, and Bruce H. Vincent, President, is set forth previously in this proxy statement under “Board of Directors.”  Set forth below is certain information, as of the date of this proxy statement, concerning the other executive officers of the Company.

Robert J. Banks, 53, was appointed Executive Vice President and Chief Operating Officer in February 2008, prior to which appointment he served as Vice President―International Operations & Strategic Ventures since 2006.  Mr. Banks has also served as Vice President―International Operations of the Company’s subsidiary, Swift Energy International, since he joined the Company in 2004.  Mr. Banks has held senior-level positions and led international units for Vanco Energy Company, Mosbacher Energy Company, Kuwait Foreign Petroleum Company and Santa Fe International Corporation.  Mr. Banks holds the degree of Bachelor of Science from Pennsylvania State University.

Joseph A. D’Amico, 59, was appointed Executive Vice President of Swift Energy in August 2000, and was appointed Chief Operating Officer in February 1999.  He served as Chief Operating Officer until February 2008 and will remain Executive Vice President until his retirement in May 2008.  He served in other progressive positions of responsibility since joining the Company in 1988.  Mr. D’Amico holds the degrees of Bachelor and Master of Science in Petroleum Engineering and the degree of Master of Business Administration.

Alton D. Heckaman, Jr., 51, was appointed Executive Vice President of Swift Energy in November 2004 and Chief Financial Officer in August 2000.  He previously served as Senior Vice President—Finance from August 2000 until November 2004.  He served in other progressive positions of responsibility since joining the Company in 1982.  He is a Certified Public Accountant and holds the degrees of Bachelor of Business Administration in Accounting and Master of Business Administration.

James M. Kitterman, 63, was appointed Senior Vice President—Operations of Swift Energy in May 1993.  He had previously served as Vice President—Operations since joining the Company in 1983.  Mr. Kitterman holds the degrees of Bachelor of Science in Petroleum Engineering and Master of Business Administration.

James P. Mitchell, 53, was appointed Senior Vice President―Commercial Transactions and Land in February 2003.  He previously served as Vice President―Land and Property Transactions from December 2001 to February 2003, and Vice President―Land from 1996 to 2001.  He served in other progressive positions of responsibility since joining the Company in 1987.  Mr. Mitchell holds the degree of Bachelor of Arts in History and Business Law.

David W. Wesson, 49, was appointed Controller of Swift Energy in January 2001.  He previously served as Assistant Controller—Reporting from April 1999 to January 2001, and in other progressive positions of responsibility since joining the Company in 1988.  Mr. Wesson is a Certified Public Accountant and holds the degree of Bachelor of Business Administration in Accounting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the material elements of compensation paid to our officers, including our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, each as named in the tables set forth in this proxy statement and which we refer to as our “Named Executive Officers.”  We have a total of sixteen officers.  All officers of Swift Energy and its affiliates are collectively referred to as “Officers.”

Our Officer compensation program is recommended by executive management, working in consultation with the Chairman of the Compensation Committee, referred to in this section as the “Committee.”  These recommendations are reviewed, adjusted as deemed appropriate and approved on an annual basis by the Committee.

Compensation Philosophy and Objectives

Our policy is to establish competitive compensation programs that promote and advance the interests of Swift Energy by aiding in the recruiting, hiring, retaining and rewarding of qualified employees, and aligning the financial interest of managerial and key employees with the growth and financial success of the Company by offering stock-based incentives. The Committee evaluates the performance of our Officers relative to their compensation to assure that such Officers are compensated fairly and in a manner consistent with competitive practices within the oil and gas industry.

Our Compensation Committee

The Compensation Committee was established by the Board of Directors in 1982 and has always been composed solely of independent directors, as defined by the rules and regulations of the SEC and the rules of the NYSE.  Discharging the responsibilities of the Board of Directors of Swift Energy relating to compensation of our Officers is the primary function of the Committee.

On an annual basis, the Committee reviews and considers corporate goals and objectives relevant to the CEO’s compensation and evaluates the CEO’s performance in light of those goals and objectives.  The Committee determines the amounts and individual elements of total compensation for the CEO based on this evaluation. The Committee determines the criteria to be used to evaluate the CEO and submits such criteria to the full Board for approval.  In determining the CEO’s long-term compensation, the Committee considers the Company’s performance, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in prior years, together with any other factors the Committee deems appropriate or applicable.

Additionally, the Committee annually reviews, modifies (if the Committee deems necessary) and approves executive management’s recommendations of our Officer compensation program.  The Committee also evaluates and makes recommendations to the Board regarding the compensation of the non-employee directors.

The Committee has used consultants in the past, and the Committee uses some of the same methodologies as the consultants that it previously engaged.  No consultants were retained by the Committee for 2007 compensation determinations.

While the Committee has, and has exercised, the ultimate authority to determine and approve criteria to be used to evaluate the Officers in determining 2007 compensation levels, the evaluation of Officers’ (other than the CEO) performance measured against those criteria is an ongoing collaborative process between the CEO and the Committee Chairman.  The Committee may delegate its authority to subcommittees made up of Committee members, so long as any such subcommittee reports on its activities or actions at the next scheduled meeting of the full Committee.

Use of Peer Data and Other Information

In 2007, executive management supervised the compilation of peer group information on the amounts of base salary, bonus and long-term equity incentives paid by our peers.  Bonus and long-term equity incentive information, as a percentage of base salary, is also compiled for the Committee’s review. Swift Energy Officers’ compensation was compared on both a component and total basis to the average level, median level and the 66th percentile of compensation for our competitive peers.  For the Named Executive Officers, these comparisons are made by position or rank (such as second highest paid named executive officer) and by title.  The peer group consisted of approximately 17 independent oil and gas companies.  These comparisons are then repeated with a peer group of 32 oil and gas companies, some with smaller and some with larger market capitalization.  Each of the 17 companies in the smaller peer group is also contained in the larger peer group.  This comparison to peer market data is used solely for background information to make subjective judgments about how our overall compensation program and its components compare to those of our peers.  The peer market data is not used in any formulaic or statistical manner to determine executive management’s compensation program recommendation or Committee decisions.

The peers we used for comparison include:  Abraxas Petroleum Corporation, Apache Corporation, Berry Petroleum Company, Brigham Exploration Company, Cabot Oil & Gas Corporation, Callon Petroleum Company, Chesapeake Energy Corporation, Clayton Williams Energy, Inc., Comstock Resources, Inc., Denbury Resources Inc., Devon Energy Corporation, Energy Partners, Ltd., Forest Oil Corporation, Goodrich Petroleum Corporation, Mariner Energy, Inc., McMoRan Exploration Co., The Meridian Resource Corporation, Newfield Exploration Company, Noble Energy, Inc., Petrohawk Energy Corporation, Petroquest Energy, Inc., Pioneer Natural Resources Company, Plains Exploration & Production Company, Pogo Producing Company LLC, Quicksilver Resources Inc., Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Ultra Petroleum Corp. and XTO Energy Inc.

Executive Compensation Criteria and Performance Measurement

Our Officer compensation program consists of three primary components: base salary, cash incentive bonuses and long-term stock-based incentives.  Swift Energy’s executive management utilizes more than one method to analyze and make its annual compensation recommendations.

Base Salary.  In determining base salary for 2007, the Committee examined (i) the Officer’s role and scope of responsibility, (ii) each Officer’s individual performance during the past year, (iii) the amount of each Officer’s compensation for the preceding three years, (iv) the range paid by other oil and gas exploration and production companies, based on peer market data, (v) the Officer’s direct or related industry experience, (vi) an evaluation of the Company’s performance during the preceding year, (vii) the amount of funds available for compensation and (viii) internal equity, although the Committee does not employ a specific formula or have a specific ratio as to the relationship of base salaries among the Officers.  Using the CEO’s recommendation (other than for the CEO’s compensation), an evaluation of these factors as a whole and a general sense of fairness, the Committee then makes its determination as to base salaries.  As part of its process in making compensation determinations, the Committee reviews Officer individual performance evaluations, each Officer’s review of his or her own performance throughout the previous year, consideration of each Officer’s accomplishment of his or her pre-established individual goals during the previous year and a performance review and compensation recommendation by the CEO.

Cash Incentive Bonuses for 2007 were awarded in February 2008 based upon both individual and Company performance during 2007, weighted one-third for individual performance and two-thirds for Company-wide performance, as well as a special incentive project amount.  The individual performance evaluation of each Officer is the same evaluation as that made for purposes of setting base salary.  At the beginning of 2007, a minimum cash incentive bonus target was set for each Officer as a percentage of base salary, which ranged from 100% for the CEO to 40% for various other Officers. The minimum cash incentive bonus target is based on specific roles and responsibilities of the Officers.  However, after a year-end review of industry trends and peer data, the Committee effectively increased the cash incentive bonus targets for all Officers by including the special projects incentive noted above. The additional maximum incentive bonus target for the special projects incentive ranged from 100% for the CEO to 40% of base salary for various Officers.

The Company-wide factor for 2007 for the Officers is based upon each Officer being assigned in early 2007 a specific percentage weighting for each of six to ten operating and financial metrics.  The Chief Executive Officer, President and Chief Financial Officer receive a percentage weighting for all ten metrics.  The metrics that were used to determine two-thirds of the 2007 annual cash bonus were:

•	earnings per share

•	cash flow per share

•	net margin

•	corporate reserves

•	U.S. production

•	U.S. controllable LOE per unit of production

•	U.S. finding and development costs per Mcfe

•	New Zealand production

•	New Zealand controllable LOE per unit of production

•	New Zealand and development costs per Mcfe

At the beginning of 2007, target levels on a Company-wide basis were established for each metric.  For 2007 performance, each Officer was assigned a specific percentage for each metric that ranged from 0% to 30%, with all metrics totaling 100%.  Metrics and their weightings change from year to year Company-wide, since each year we evaluate the compensation program of the previous three years.  The target levels for each operating and financial metric are set for a qualifying level, a baseline level and a maximum level.  Subject to discretionary modifications by the Committee, if the qualifying level is not reached, no bonus is awarded for such metric.  The baseline target is that level that was expected to be reached and represents 100% weighting of that metric.  The maximum target is that level that represents exceptional performance which, at the discretion of the Committee, would receive weighting of over 100% for that metric.  For 2007 performance, the Committee used discretion to give partial credit for achievement of certain metrics.  The Committee examined non-recurring items, such as the strategic decision to exit New Zealand and the actual financial or operating impact on each metric as compared with the predetermined targets levels.  The Committee concluded that 50% credit was appropriate for the earnings per share, U.S. production, U.S. controllable LOE per unit of production and the New Zealand production metrics.  The Committee further concluded that 25% credit was appropriate for the New Zealand controllable LOE per unit of production metric.  No credit was given for the U.S. finding and development costs per Mcfe or the New Zealand finding and development costs per Mcfe metrics. Full credit was given for the three remaining metrics: cash flow per share, net margin and corporate reserves.  The Company-wide weighted average factor for the CEO was determined to be 66.3 % of a possible 100%.

In addition to the Company-wide metrics and the individual performance metrics, the Committee used a special projects incentive for the successful completion of corporate projects that were designed to achieve the Company’s overall objectives.  In general, this type of special incentive involved material projects or nonrecurring items that were not or could not be specified at the beginning of the year when initial metrics and target levels were established. The percentage assigned to the special projects incentive was then added to the regular bonus percent.

The CEO’s total annual bonus, as a percentage of base salary, was 124.9%.  The total annual bonus for the CEO was determined by adding the Company-wide metric result (44.2%), the individual performance metric result (27.3%) and the special project incentive amount (53.4%).  The Company-wide metric of 44.2% was determined by multiplying the 66.3% Company-wide weighted average factor times the metric’s weighting of two-thirds times the 100% award target.  The individual performance result of 27.2% was determined by multiplying the 82% performance factor times the metric’s weighting of one-third times the 100% award target.  Of a possible 100% award target, the CEO received 71.5% for the combined Company-wide and individual performance awards.  Of a possible 100% award target, the CEO received 53.4% for the special projects incentive award, as determined by the Committee.  The CEO’s total annual bonus, as a percent of base salary, was compared with the industry peer data for performance, competitive and informational purposes.

The requirements that an Officer had to meet in 2007 to receive an annual incentive bonus include: (i) being a full-time Officer of Swift Energy or one of its subsidiaries on the date of the award; (ii) having no violations of our Code of Ethics and Business Conduct; (iii) meeting or exceeding 50% of the Officer’s personal goals based on the CEO’s assessment; and (iv) the bonus must have been approved by the CEO and the Committee.

Long-Term Stock-Based Incentives are provided through a combination of grants of stock options and restricted stock, usually on an annual basis during February, to Officers and others under the Swift Energy 2005 Stock Compensation Plan.  This component is intended to retain and motivate our Officers to improve long-term shareholder value, with the compensation element of stock options representing a longer-term award subject to a higher degree of shared risk and with restricted stock providing a more immediate equity-based award linked to the Company’s performance. In determining and awarding long-term stock-based incentives, the Committee takes into account the total of such award for all employees in relation to the current total number of outstanding options, so as to avoid excessive dilution.  Grants of stock options have always vested in equal amounts over five years.  Shares of restricted stock granted to Officers and employees typically vest in equal amounts over three years.

At the beginning of 2007, a minimum long-term stock-based incentive target was set for each Officer as a percentage of base salary, which ranged from 250% for the CEO to 100% for various other Officers.  The minimum   long-term stock-based incentive target was based on specific roles and responsibilities of the Officers.  However, based on the year-end review of industry trends and peer data, the Committee effectively increased the long-term stock-based incentive targets by including an extra project incentive award.  The additional maximum long-term stock-based incentive target for the extra incentive ranged from 250% for the CEO to 100% of base salary for various Officers.

The Company-wide metrics and individual performance metrics discussed under “Executive Compensation Criteria and Performance Measurement—Cash Incentive Bonuses” above are also used to determine an Officer’s long-term stock-based incentive award. Generally, our Officers’ roles and responsibilities are taken into account in determining the relative size of awards made as long-term stock-based incentives.

In addition to the Company-wide metrics and the individual performance metrics, the Committee provided an extra incentive award for the successful completion of strategic and long-term corporate projects that were designed to achieve the Company’s overall long-term objectives.  In general, this type of extra incentive award involved material projects or non-recurring items that were not or could not be specified at the beginning of the year when initial metrics and target levels were established.  The actual percentage award assigned for the extra long-term incentive target was then added to the regular long-term stock-based incentive amounts.

The CEO’s total long-term stock-based incentive, as a percentage of base salary, was 378.8%.  The total long-term stock-based incentive for the CEO was determined by adding the Company-wide metric result (110.4%), the individual performance metric result (68.4%) and the extra incentive amount (200.0%).  The Company-wide metric of 110.4% was determined by multiplying the 66.3% Company-wide weighted average factor times the metric’s weighting of two-thirds times the 250% award target.  The individual performance result of 68.4% was determined by multiplying the 82.0% performance factor times the metric’s weighting of one-third times the 250% award target.  Of a possible 250% minimum long-term stock-based incentive award target, the CEO received an award of 178.8% for the combined Company-wide and individual performance awards.  Of a possible 250% extra award target, the CEO received 200.0% for the extra projects incentive award, as determined by the Committee.  The CEO’s total long-term stock-based incentive, as a percent of base salary, was compared with the industry peer data for performance, competitive and informational purposes.

Executive Perquisites and Other Business-Related Benefits

Swift Energy offers a limited number of perquisites to its executives. From time to time, our Officers are provided with financial planning services, which may include tax and estate planning. During 2007, certain officers were reimbursed by the Company for income tax preparation services by independent third parties.  We also provide our Officers with certain “whole” life insurance benefits in addition to the supplemental life, voluntary life and accidental death and dismemberment insurance coverage available to all employees.  Officers are provided with a club membership (or memberships in the case of a few Officers). The Named Executive Officers are also occasionally provided with tickets to local sporting events, which are primarily used for business entertainment or provided to other officers or key employees. Officers are taxed on all applicable perquisites, as required.  With respect to taxes paid by Officers on whole life insurance benefits, Officers are reimbursed for the taxable amount for such insurance coverage after the amount is reported to the Internal Revenue Service.

Officers and employees also have access to Company vehicles on a limited, as-needed and approved basis in connection with business-related matters.  In general, spousal travel for invited officers and directors is provided in connection with one Board meeting annually and special oil and gas industry functions which specifically promote or advance the business purposes of the Company.

Post-Termination Compensation and Change of Control Benefits

We have nine employment agreements with certain of our Officers; each Named Executive Officer has an employment agreement.  All of the employment agreements with Officers provide for an initial three-year term, which is automatically extended for one year on the anniversary date of the agreement (such period, as so extended at any time, the “Contract Term”).  These agreements provide for payment of certain amounts and continuation of medical benefits for one-half of the remainder of the Contract Term upon termination of employment other than for cause.  The payment is equal to the executive’s base salary in effect immediately prior to the termination date and one week’s salary for every year of service to Swift Energy, plus, in the case of Messrs. Swift, Heckaman and Kitterman, certain amounts compounded at a rate of 8% per annum, representing amounts in lieu of Company contributions to its 401(k) plan for those periods of employment prior to adoption of such a plan by Swift Energy.  The agreements can be terminated by Swift Energy other than for cause only by a majority of the continuing directors who have been directors for two years or nominated for election by a majority of continuing directors.  Upon employment termination in connection with or following a change of control, the executives are entitled to receive their salary that would have been paid for the remainder of the Contract Term plus two weeks’ salary for every year of service to Swift Energy, continuation of medical and dental insurance and universal life coverage for certain periods, plus, in the case of Messrs. Swift, Heckaman and Kitterman, the aforementioned amounts in lieu of 401(k) plan payments.  Immediately prior to termination of employment, all outstanding stock options vest.

Indemnification Agreements

During 2006, we entered into a new form of indemnification agreement with each of our Officers and directors.  Previously, only a few officers who had been with the Company for a long period of time had such agreements.  These new indemnification agreements provide for the Company to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as officers or directors, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any officers and directors liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under Texas law and shall be in addition to any other rights the indemnitee may have under the Company’s Restated Articles of Incorporation, Bylaws and applicable law.  We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced officers and directors.

Section 162(m) of the Internal Revenue Code

Section 162(m) generally limits deductions for compensation paid to any employee in excess of $1.0 million per year.  Certain performance-based compensation is exempt from this limitation, including stock options, which are considered inherently performance-based, and other awards that are contingent upon the attainment of pre-approved performance goals.  The Compensation Committee addressed this issue in the Swift Energy Company 2005 Stock Compensation Plan.  Because amounts of compensation paid to certain Officers may be subject to the limitations on deductibility by the Company under Section 162(m) of the Internal Revenue Code, the 2005 Plan authorizes the use of  both options and performance-based cash or stock bonus awards that are intended to qualify for the performance-based compensation exception to the deduction limitation.  In addition, the 2005 Plan provides that any such Officer may not receive a grant in any given calendar year of awards covering or measured by more than 120,000 shares of the Company’s common stock.  Further under the 2005 Plan, acceleration of vesting or exercisability of awards held by those Officers can only be related to their death, disability, termination of employment upon retirement, or a change of control, as defined in the 2005 Plan.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review, the related discussions and other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders of Swift Energy.

Clyde W. Smith, Jr. (Chairman) Douglas J. Lanier Greg Matiuk Henry C. Montgomery Charles J. Swindells

Summary Compensation Table

The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three most highly compensated executive Officers of the Company other than the CEO and CFO for the fiscal years ended December 31, 2006 and December 31, 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension and Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)(3)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Terry E. Swift Chairman of the Board and Chief Executive Officer	2007	$580,000	$724,249	$653,541	$1,415,873	$—	$—	$37,841	$3,411,504
	2006	$550,000	$947,408	$322,893	$967,600	$—	$—	$34,608	$2,822,509

Alton D. Heckaman, Jr. Executive Vice President and Chief Financial Officer	2007	$380,000	$287,012	$270,982	$407,810	$—	$—	$28,122	$1,373,926
	2006	$360,000	$372,613	$132,384	$444,688	$—	$—	$26,314	$1,335,999

Bruce H. Vincent President and Secretary	2007	$454,000	$472,921	$396,000	$594,165	$—	$—	$42,322	$1,959,408
	2006	$430,000	$592,561	$191,426	$891,522	$—	$—	$37,956	$2,143,465

Joseph A. D’Amico Executive Vice President	2007	$380,000	$163,373	$240,905	$215,191	$—	$—	$42,260	$1,041,729
	2006	$360,000	$311,120	$136,221	$213,212	$—	$—	$32,551	$1,053,104

James P. Mitchell Senior Vice President—Commercial Transactions and Land	2007	$315,000	$189,989	$163,396	$165,451	$—	$—	$36,063	$869,899
	2006	$300,000	$251,709	$83,024	$136,262	$—	$—	$26,528	$797,523

(1)	Bonus amounts in column (d) for 2006 and 2007 include amounts earned during 2006 and 2007, but paid in 2007 and 2008, respectively.
(2)
The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement purposes for each of fiscal years ended December 31, 2006 and December 31, 2007, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) of awards pursuant to the Company’s stock compensation plans and thus include amounts from awards granted in and prior to the year being reported.  Assumptions used in the calculation of these amounts are included in footnote 6 to the Company’s audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2007, included in the Company’s Annual Report on Forms 10-K for the years ended December 31, 2006 and December 31, 2007, respectively.

(3)	Includes all other compensation items (column (i)) for each of 2006 and 2007 not reportable in columns (c) through (h):
			Swift	Heckaman	Vincent	D’Amico	Mitchell

	Savings Plan Contributions*	2007	$11,250	$11,250	$11,250	$11,250	$11,250
		2006	$11,000	$11,000	$11,000	$11,000	$11,000

	Life Insurance Premiums**	2007	$16,324	$9,828	$19,471	$21,087	$17,144
		2006	$12,243	$7,171	$14,341	$11,701	$8,155

	Tax Reimbursement for Life Insurance Premiums***	2007	$7,780	$4,557	$9,114	$7,436	$5,183
		2006	$7,780	$4,557	$9,030	$6,265	$3,788

	Contributions to Employee Stock Ownership Plan Account****	2007	$2,487	$2,487	$2,487	$2,487	$2,487
		2006	$3,585	$3,585	$3,585	$3,585	$3,585

	*		Company contributions to the Named Executive Officer’s Swift Energy Company Employee Savings Plan account (100% in Company common stock).
	**		Insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officer.
	***		Amount paid to the Named Executive Officer as a tax reimbursement with respect to the life insurance premiums paid for the Named Executive Officer.
	****		Company contributions (100% in Company common stock) to the Named Executive Officer’s Swift Energy Company Employee Stock Ownership Plan account.
(4)	No perquisites are included in this column as to any Named Executive Officer, as in the aggregate perquisites for any Named Executive Officer during each of 2006 and 2007 did not exceed $10,000.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the options granted during the year ended December 31, 2007 to each Named Executive Officer listed in the Summary Compensation Table:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under-lying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)

Terry E. Swift	02/06/2007	—	—	—	—	—	—	23,700	(1)	—		$43.48	$1,030,476
	02/06/2007	—	—	—	—	—	—	—		34,100	(1)	$43.48	$703,524
Alton D. Heckaman, Jr.	02/06/2007	—	—	—	—	—	—	9,900	(1)	—		$43.48	$430,452
	02/06/2007	—	—	—	—	—	—	—		14,300	(1)	$43.48	$295,026
	06/14/2007	—	—	—	—	—	—	—		562	(3)	$44.24	$8,136
	06/15/2007	—	—	—	—	—	—	—		827	(3)	$45.15	$11,390
	06/18/2007	—	—	—	—	—	—	—		887	(3)	$45.78	$8,712
	09/27/2007	—	—	—	—	—	—	—		1,659	(3)	$41.08	$24,602
	12/28/2007	—	—	—	—	—	—	—		1,437	(2)	$43.58	$19,255
Bruce H. Vincent	02/06/2007	—	—	—	—	—	—	14,600	(1)	—		$43.48	$634,808
	02/06/2007	—	—	—	—	—	—	—		21,100	(1)	$43.48	$435,293
	06/18/2007	—	—	—	—	—	—	—		1,296	(3)	$45.78	$12,789
	12/28/2007	—	—	—	—	—	—	—		1,345	(2)	$43.58	$16,499
Joseph A. D’Amico	02/06/2007	—	—	—	—	—	—	7,300	(1)	—		$43.48	$317,404
	02/06/2007	—	—	—	—	—	—	—		10,500	(1)	$43.48	$213,288
James P. Mitchell	02/06/2007	—	—	—	—	—	—	5,700	(1)	—		$43.48	$247,836
	02/06/2007	—	—	—	—	—	—	—		8,200	(1)	$43.48	$167,332

(1)
Amount shown reflects number of restricted shares or stock options granted to the Named Executive Officer during 2007 pursuant to the 2005 Plan.  Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date.  Stock options become exercisable over a five year period at 20% on each anniversary of the grant date, and expire ten years from the grant date.

(2)
Amount reflects number of reload stock options granted pursuant to the Swift Energy Company 2001 Omnibus Stock Compensation Plan.  Reload stock options vest 100% on the first anniversary of the grant date and expire on the expiration date of the original options whose exercise triggers the awarding of the reload options, or two years, whichever is later.  For additional discussion of reload options, refer to “Proposal 2—To Amend the Swift Energy Company 2005 Stock Compensation Plan to Increase the Number of Shares of the Company’s Common Stock Available for Awards under the Plan by up to 800,000 Shares—Summary of the 2005 Plan—Reload Options.”

(3)
Amount reflects number of reload stock options granted pursuant to the Swift Energy Company 1990 Stock Compensation Plan.  Reload stock options vest 100% on the first anniversary of the grant date and expire on the expiration date of the original options whose exercise is the basis for the awarding of the reload options, or two years, whichever is later.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information about stock options and restricted stock outstanding at December 31, 2007, for each Named Executive Officer listed in the Summary Compensation Table:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)	(j)

Terry E. Swift Stock Options	4,002	—		—	$16.96	02/04/2012	—	—		—	—
	8,000	8,000	(2)	—	$13.84	11/04/2013	—	—		—	—
	5,200	10,400	(2)	—	$25.18	11/08/2014	—	—		—	—
	5,080	20,320	(2)	—	$44.24	02/08/2016	—	—		—	—
	—	34,100	(2)	—	$43.48	02/06/2017	—	—		—	—
Reload Stock Options	3,075	—		—	$28.97	02/18/2008	—	—		—	—
	8,169	—		—	$51.21	11/28/2008	—	—		—	—
	5,609	—		—	$28.97	12/07/2008	—	—		—	—
	934	—		—	$43.48	12/07/2008	—	—		—	—
	9,869	—		—	$28.97	02/07/2010	—	—		—	—
	647	—		—	$35.04	02/20/2011	—	—		—	—
	8,330	—		—	$43.48	02/20/2011	—	—		—	—
	4,458	—		—	$51.21	02/20/2011	—	—		—	—
	1	—		—	$30.47	05/08/2011	—	—		—	—
	29,749	—		—	$51.21	05/08/2011	—	—		—	—
	5,297	—		—	$51.21	02/04/2012	—	—		—	—
	3,821	—		—	$28.97	11/04/2013	—	—		—	—
	2,546	—		—	$43.48	11/04/2013	—	—		—	—
	2,162	—		—	$51.21	11/04/2013	—	—		—	—
	3,011	—		—	$43.48	11/08/2014	—	—		—	—
	2,556	—		—	$51.21	11/08/2014	—	—		—	—
Restricted Stock	—	—		—	—	—	10,800	$475,524	(4)	—	—
	—	—		—	—	—	11,667	$513,698	(5)	—	—
	—	—		—	—	—	23,700	$1,043,511	(5)	—	—
Alton D. Heckaman, Jr. Stock Options	2,270	5,000	(2)	—	$13.84	11/04/2013	—	—		—	—
	5,100	3,400	(2)	—	$25.18	11/08/2014	—	—		—	—
	2,220	8,880	(2)	—	$44.24	02/08/2016	—	—		—	—
	—	14,300	(2)	—	$43.48	02/06/2017	—	—		—	—
Reload Stock Options	792	—		—	$31.79	02/18/2008	—	—		—	—
	1,658	—		—	$49.70	11/09/2008	—	—		—	—
	1,541	—		—	$21.21	12/07/2008	—	—		—	—
	214	—		—	$23.19	12/07/2008	—	—		—	—
	1,263	—		—	$47.35	12/07/2008	—	—		—	—
	—	887	(3)	—	$45.78	06/18/2009	—	—		—	—
	—	1,642	(3)	—	$41.08	09/27/2009	—	—		—	—
	—	17	(3)	—	$41.08	09/27/2009	—	—		—	—
	2,489	—		—	$34.41	02/07/2010	—	—		—	—
	1,210	—		—	$35.05	02/07/2010	—	—		—	—
	238	—		—	$38.41	02/07/2010	—	—		—	—

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	15,384	—		—	$21.94	08/01/2010	—	—		—	—
	3,322	—		—	$33.01	08/01/2010	—	—		—	—
	4,218	—		—	$50.01	08/01/2010	—	—		—	—
	10,000	—		—	$35.04	02/20/2011	—	—		—	—
	1,772	—		—	$49.41	02/20/2011	—	—		—	—
	24,594	—		—	$30.47	05/08/2011	—	—		—	—
	250	—		—	$49.41	05/08/2011	—	—		—	—
	—	827	(3)	—	$45.15	02/04/2012	—	—		—	—
	1,925	—		—	$39.64	02/04/2012	—	—		—	—
	1,796	—		—	$40.57	02/04/2012	—	—		—	—
	1,321	—		—	$31.40	11/11/2012	—	—		—	—
	216	—		—	$38.41	11/11/2012	—	—		—	—
	—	562	(3)	—	$44.24	11/11/2012	—	—		—	—
	—	571	(3)	—	$43.58	11/11/2012	—	—		—	—
	1,545	—		—	$36.22	11/04/2013	—	—		—	—
	1,010	—		—	$47.92	11/04/2013	—	—		—	—
	2,076	—		—	$49.70	11/04/2013	—	—		—	—
	—	866	(3)	—	$43.58	11/04/2013	—	—		—	—
Restricted Stock	—	—		—	—	—	3,540	$155,866	(4)	—	—
	—	—		—	—	—	5,134	$226,050	(5)	—	—
	—	—		—	—	—	9,900	$435,897	(5)	—	—
Bruce H. Vincent Stock Options	12,500	—		—	$35.04	02/20/2011	—	—		—	—
	18,000	—		—	$30.47	05/08/2011	—	—		—	—
	1,303	—		—	$16.96	02/04/2012	—	—		—	—
	6,000	6,000	(2)	—	$13.84	11/04/2013	—	—		—	—
	6,480	4,320	(2)	—	$25.18	11/08/2014	—	—		—	—
	3,340	13,360	(2)	—	$44.24	02/08/2016	—	—		—	—
	—	21,100	(2)	—	$43.48	02/06/2017	—	—		—	—
Reload Stock Options	10,037	—		—	$40.57	06/27/2008	—	—		—	—
	3,625	—		—	$49.61	11/08/2008	—	—		—	—
	468	—		—	$33.01	12/07/2008	—	—		—	—
	1,323	—		—	$46.66	12/07/2008	—	—		—	—
	—	1,296	(3)	—	$45.78	06/18/2009	—	—		—	—
	1,421	—		—	$36.22	02/07/2010	—	—		—	—
	1,103	—		—	$46.66	02/07/2010	—	—		—	—
	2,746	—		—	$47.92	08/01/2010	—	—		—	—
	2,653	—		—	$49.61	08/01/2010	—	—		—	—
	7,554	—		—	$48.40	05/08/2011	—	—		—	—
	2,987	—		—	$47.67	02/04/2012	—	—		—	—
	915	—		—	$51.84	02/04/2012	—	—		—	—
	—	583	(3)	—	$43.58	02/04/2012	—	—		—	—
	2,134	—		—	$46.66	11/11/2012	—	—		—	—
	640	—		—	$51.84	11/11/2012	—	—		—	—
	—	762	(3)	—	$43.58	11/11/2012	—	—		—	—

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	3,483	—		—	$47.67	11/04/2013	—	—		—	—
	1,673	—		—	$49.61	11/04/2013	—	—		—	—
Restricted Stock	—	—		—	—	—	4,500	$198,135	(4)	—	—
	—	—		—	—	—	7,667	$337,578	(5)	—	—
	—	—		—	—	—	14,600	$642,838	(5)	—	—
Joseph A. D’Amico Stock Options	12,500	—		—	$35.04	02/20/2011	—	—		—	—
	33,000	—		—	$30.47	05/08/2011	—	—		—	—
	4,000	—		—	$8.30	11/11/2012	—	—		—	—
	8,000	4,000	(2)	—	$13.84	11/04/2013	—	—		—	—
	5,820	3,880	(2)	—	$25.18	11/08/2014	—	—		—	—
	2,220	8,880	(2)	—	$44.24	02/08/2016	—	—		—	—
	—	10,500	(2)	—	$43.48	02/06/2017	—	—		—	—
Restricted Stock	—	—		—	—	—	4,020	$177,000	(4)	—	—
	—	—		—	—	—	5,134	$226,050	(5)	—	—
	—	—		—	—	—	7,300	$321,419	(5)	—	—
James P. Mitchell Stock Options	1,600	—		—	$16.96	02/04/2012	—	—		—	—
	1,500	—		—	$8.30	11/11/2012	—	—		—	—
	4,000	4,000	(2)	—	$13.84	11/04/2013	—	—		—	—
	200	2,040	(2)	—	$25.18	11/08/2014	—	—		—	—
	820	—		—	$25.18	11/08/2014	—	—		—	—
	1,420	5,680	(2)	—	$44.24	02/08/2016	—	—		—	—
	—	8,200	(2)	—	$43.48	02/06/2017	—	—		—	—
Restricted Stock	—	—		—	—	—	2,100	$92,463	(4)	—	—
	—	—		—	—	—	3,267	$143,846	(5)	—	—
	—	—		—	—	—	5,700	$250,971	(5)	—	—

(1)
Amount reflects the aggregate market value of unvested restricted shares at December 31, 2007, which equals the number of unvested restricted shares in column (g) multiplied by the closing price of the Company’s common stock at December 31, 2007 ($44.03).

(2)	Stock options become exercisable in five equal installments each year beginning on the first anniversary of the grant date.
(3)
Reload stock options vest 100% on the first anniversary of the grant date and expire on the expiration date of the original options whose exercise is the basis for the awarding of the reload options, or two years, whichever is later.

(4)	Restrictions on restricted shares lapse as to 20% of such shares each year beginning on February 8, 2007, and on the anniversary of such date thereafter.
(5)	Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table includes information regarding stock options exercised and restricted stock vested for the Named Executive Officers named in the Summary Compensation Table during the fiscal year ended December 31, 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

Terry E. Swift	0	$0	9,433	$401,998
Alton D. Heckaman, Jr.	15,698	$454,938	3,746	$160,022
Bruce H. Vincent	7,302	$204,075	5,333	$228,091
Joseph A. D’Amico	3,809	$103,738	3,906	$166,689
James P. Mitchell	0	$0	2,333	$99,715

(1)	Amount reflects value realized by determining the difference between the market price of the underlying securities at exercise and the exercise price of the stock options.
(2)	Amount reflects value realized by multiplying the number of shares of restricted stock vesting by the market value on the vesting date.

Potential Payments Upon Termination or Change-in-Control

The table below and the discussion that follows reflect the amount of compensation payable to each Named Executive Officer upon death, permanent disability, change of control or other termination under employment agreements and the Company’s compensation plans.  The amounts shown assume that such termination was effective December 31, 2007.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

			Equity Acceleration(2)
	Cash Payments	Benefit Cost(1)	Stock Options	Restricted Stock	Total

Terry E. Swift
Death	$1,860,797	$7,200	$452,047	$—	$2,320,044
Disability	$1,860,797	$16,324	$452,047	$—	$2,329,168
Change of Control	$2,174,314	$17,400	$452,047	$989,222	$3,632,983
Other Termination	$1,159,964	$7,200	$452,047	$—	$1,619,211

Alton D. Heckaman, Jr.
Death	$1,237,509	$7,200	$223,984	$—	$1,468,693
Disability	$1,237,509	$9,828	$223,984	$—	$1,471,321
Change of Control	$1,435,425	$17,400	$223,984	$381,916	$2,058,725
Other Termination	$778,432	$7,200	$223,984	$—	$1,009,526

Bruce H. Vincent
Death	$1,249,459	$7,200	$269,708	$—	$1,526,367
Disability	$1,249,459	$19,471	$269,708	$—	$1,538,638
Change of Control	$1,418,750	$17,400	$269,708	$535,713	$2,241,571
Other Termination	$709,375	$7,200	$269,708	$—	$986,283

Joseph A. D’Amico
Death	$1,068,750	$4,800	$197,808	$—	$1,271,358
Disability	$1,068,750	$21,087	$197,808	$—	$1,287,645
Change of Control	$1,219,167	$11,600	$197,808	$403,050	$1,831,625
Other Termination	$609,584	$4,800	$197,808	$—	$812,192

James P. Mitchell
Death	$892,500	$12,000	$162,531	$—	$1,067,031
Disability	$892,500	$17,144	$162,531	$—	$1,072,175
Change of Control	$1,023,750	$29,000	$162,531	$236,309	$1,451,590
Other Termination	$511,875	$12,000	$162,531	$—	$686,406

(1)	Includes payment of insurance continuation as provided in employment agreement.
(2)	Includes value of option spread and full value awards upon accelerated vesting of equity grants at $44.03 per share (closing price on December 31, 2007).

Computation of Payments

Under existing employment agreements and the Company’s compensation plans, in the event of termination of employment of a Named Executive Officer by the Company or the Named Executive Officer or upon a change of control of the Company (each, an “Event”), Named Executive Officers are entitled to receive a cash lump sum payment equal to:

•
the compensation which otherwise is payable to the Named Executive Officer for one-half of the remainder of the contract term (for the remainder of the full contract term in the event of a change of control), based on salary prior to the Event, plus

•	one week (two weeks in the event of a change of control) of the Named Executive Officer’s current salary for every year of service to the Company (rounded up to the nearest full year of service), plus

•
a gross up payment for any excise tax paid by the Named Executive Officer pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and any interest or penalties with respect to such tax, plus

•
applicable only to each of Messrs. Swift, Heckaman, Kitterman, a cash payment in the amount of $84,964, $70,753 and $101,479, respectively, as of December 31, 2000, compounded at a rate of 8.0% per annum, representing amounts in lieu of Company contributions to a 401(k) plan for those periods of their employment prior to adoption of such a plan by the Company.

In addition to the lump sum payment described above, upon a change of control or death or disability of a Named Executive Officer, the Named Executive Officer will receive accelerated vesting on all outstanding unvested stock options, making them immediately exercisable (except in the event of other termination, in which case the date such options become first exercisable will remain unchanged).

In the event of death, spouses and dependents of Named Executive Officers will also be provided with medical and dental coverage for one year from the date of death.

Upon an Event other than death, Named Executive Officers will also receive universal life premiums paid by the Company for one year following the date of permanent disability.

In the event of a change of control, Named Executive Officers, along with all other employees with awards under the Company’s equity compensation plans, will additionally receive accelerated vesting on all unvested restricted stock outstanding for more than one year and medical and dental coverage to be provided to the Named Executive Officer, his spouse and his dependents for the remainder of the contract term.

Upon an Event other than death, permanent disability or change of control, Named Executive Officers will additionally receive medical and dental coverage to be provided to the Named Executive Officer, his spouse and his dependents for a period of between 12 and 18 months following the termination date.

Conditions and Covenants

Each Named Executive Officer must also observe a noncompete provision of his employment agreement.  Based on the terms of the employment agreement, the covenant not to compete provision would in no event be effective for longer than three years following the termination of a Named Executive Officer.

A Named Executive Officer will not receive compensation under his employment agreement if the Company terminates the Named Executive Officer for Cause.  Cause is defined in the employment agreement as commission of fraud against the Company, willful refusal, after a Change in Control, without proper legal cause to faithfully and diligently perform the Named Executive Officer’s duties as directed or breach of the confidentiality provision of the employment agreement.

PROPOSAL 2 — TO AMEND THE SWIFT ENERGY COMPANY 2005 STOCK COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AVAILABLE FOR AWARDS UNDER THE PLAN BY UP TO 800,000 ADDITIONAL SHARES

The purpose of the 2005 Stock Compensation Plan (the “2005 Plan”) is to promote and advance the interest of the Company by aiding in hiring, retaining and rewarding qualified employees and increasing managerial and key employees’ interest in the growth and financial success of the Company by offering stock-based incentives tied to performance.  The 2005 Plan is one of the primary tools we use to achieve this purpose.  We believe the competition for top-notch oil and gas professionals will continue to intensify in our industry, especially in the regions in which we operate.  The Company anticipates that it will, as a general matter, grant restricted stock and/or options on an annual basis, although future grant awards and grant recipients have not been determined.  Therefore, the number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2005 Plan cannot be determined at this time.  The Board of Directors has authorized an amendment to the 2005 Plan, subject to shareholder approval, to increase the number of shares of the Company’s common stock available for award under the 2005 Plan by up to 800,000 shares.

An aggregate of 900,000 shares of the Swift Energy common stock was reserved for awards under the 2005 Plan when the plan was approved by shareholders at the 2005 Annual Meeting.  At the 2006 and 2007 Annual Meetings, the Company’s shareholders approved increasing the shares available under the 2005 Plan by 850,000 shares and 300,000 shares, respectively.  As of December 31, 2007, an aggregate of up to 714,103 shares was still available for awards under the 2005 Plan, which represents approximately 2.37% of the Company’s issued and outstanding shares as of such date.  During January and February 2008, the Company granted 276,710 stock options and 134,800 restricted stock awards to all officers and employees of the Company.  These grants reduced the available shares by 533,263 shares when taking into account that the pool of shares is reduced by one share for every stock option that is granted, and is reduced by 1.44 shares for every restricted stock award that is granted.  On February 29, 2008, taking the 2008 activity into account, an aggregate of up to 174,263 shares was available for awards.  Each year since the 2005 Plan’s inception, the price of the Company’s common stock has reached all time highs.  Additionally, because of the Company’s record performance in terms of revenues, net income and cash flow since the 2005 Plan’s inception, and the intense competition in the industry for qualified oil and gas personnel, the Company granted shares of restricted stock across the board to all of the Company’s employees, including Officers, in each of the last three years.

The Company has not approved any awards under the 2005 Plan that are conditioned upon shareholder approval of the proposed plan amendment.  On December 31, 2007, 380 individuals were eligible to participate in the 2005 Plan, an approximate 10% increase from 2006.

Copies of the 2005 Plan as filed with the SEC may be obtained by going to the SEC’s website at www.sec.gov.  The 2005 Plan appears as an exhibit to the Company’s Form 8-K filed with the SEC on May 12, 2005, Amendment No. 1 to the 2005 Plan is appended as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 12, 2006, Amendment No. 2 to the 2005 Plan is appended as Exhibit 99.1 to the Company’s Form 10-Q filed with the SEC on May 5, 2007, and Amendment No. 3 to the 2005 Plan is appended as Exhibit 10 to the Company’s Form 8-K filed with the SEC on May 11, 2007.  The entire 2005 Plan may also be obtained without charge by writing to the Company at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, Attention: Secretary, or calling (281) 874-2700 or (800) 777-2412.

Summary of the 2005 Plan

The 2005 Plan authorizes the Company to grant various awards (“Awards”) to directors, Officers and all employees of the Company or its subsidiaries, including incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), “reload” options (“Reload Options”), stock appreciation rights (“SARs”), restricted stock grants (“Restricted Stock Grants”), restricted unit grants (“Restricted Unit Grants”) and performance bonus awards (“Performance Bonus Awards”).  Terms used but not defined in this summary have the same meanings as defined in the 2005 Plan.

Administration. The Compensation Committee of the Board will have sole authority to construe and interpret the 2005 Plan, to select participants (“Participants”), to grant Awards and to establish the terms and conditions of Awards.  The Compensation Committee is allowed to give the Company’s Chief Executive Officer specifically limited written authority to grant Awards to new employees.

Eligibility. Any employee of the Company or its subsidiaries, including any Officer or employee-director, any consultant, and the non-employee directors of the Company, are eligible to receive various Awards under the 2005 Plan.

Shares Subject to 2005 Plan.  As of May 11, 2007, the maximum number of shares of common stock in respect of which Awards could be granted under the 2005 Plan (the “Plan Maximum”) was 2,050,000 shares in a “fungible pool” of shares, plus shares covered by previous Awards granted prior to May 10, 2005 under any prior long-term incentive plan which Awards are forfeited or cancelled.  That pool of shares is reduced by one share for every stock option that is granted and is reduced by 1.44 shares for every “full-value” Award that is granted.  “Full-value” Awards consist of Restricted Stock Grants, Restricted Unit Grants and SARs.  Thus, if only stock options are granted, options covering up to 2,050,000 shares may be granted; if only “full-value” Awards are granted, Awards covering only 1,423,611 shares may be granted. If both stock options and “full-value” Awards are granted under the 2005 Plan, the number of shares which can be covered by Awards will fall somewhere between 1,423,611 shares and 2,020,000 shares, depending upon the ultimate mix of stock options and “full-value” Awards that are granted under the 2005 Plan.  ISOs cannot be granted under the 2005 Plan covering more than 875,000 shares (“ISO Limit”). The reserved share numbers (and the share numbers constituting the Plan Maximum, ISO Limit, and Named Executive Officer limits) are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, merger, consolidation, or other change in capitalization of the Company affecting its common stock.

As of February 29, 2008, there remained 174,263 shares of common stock in respect of which Awards may be granted under the 2005 Plan (174,263 shares available if only stock options Awards are granted, 121,015 shares available if only “full-value” Awards are granted).  At such date, options to purchase 462,023 shares have been granted, and 1,556,669 shares of restricted stock have been awarded under the 2005 Plan.

If the proposal to make 800,000 additional shares available under the 2005 Plan is approved by shareholders, the same counting rules described above will apply.  Therefore, in addition to those currently available under the 2005 Plan, if only stock options are granted, options covering up to 800,000 may be granted; if only “full-value” Awards are granted, Awards covering only 555,555 may be granted.  Taking this into consideration, if the proposed additional shares are made available under the 2005 Plan, the number of shares that can be covered by Awards will fall somewhere between 974,263 and 676,571 shares if a combination of both stock options and “full-value” Awards are granted.

Term.  The 2005 Plan will terminate on May 10, 2015, unless sooner terminated by the Board, except with respect to Awards then outstanding.

Amendment. The Board may amend the 2005 Plan at any time, except that (1) the Board must obtain shareholder approval to make any amendment that would increase the total number of shares reserved for issuance (except for adjustments necessary to reflect changes in capitalization), materially modify eligibility requirements, materially increase the benefits accruing to Participants resulting in the repricing of Awards already issued, materially extend the term of the plan, or increase the maximum number of shares covered by Awards to Named Executive Officers, and (2) certain amendments are altogether prohibited (e.g., any amendment that would impair a Participant’s vested rights).

Incentive Stock Options. Options designated as ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), together with the regulations promulgated thereunder, may be granted under the 2005 Plan up to the ISO Limit.  To the extent that any portion of an ISO that first becomes exercisable by any Participant during any calendar year exceeds the $100,000 aggregate fair market value limitation of Section 422(d) of the Code, or such other limit as may be imposed by the Code, such excess portion shall be treated as a validly granted NSO. ISOs shall be exercisable for such periods as the Compensation Committee shall determine, but in no event for a period exceeding ten years or, for Participants who own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (“10% Shareholders”), five years.

Non-Qualified Stock Options. NSOs may be granted for a stated number of shares of common stock and will be exercisable for such period or periods as the Compensation Committee shall determine.  Holders of NSOs may elect to have the Company withhold from shares to be delivered upon exercise of an NSO, shares whose fair market value satisfy withholding taxes attributable to the exercise of the NSOs.  If shares are delivered for this purpose, the Compensation Committee, in its sole discretion, may grant replacement NSOs in the form of Reload Options (see below) in the amount of some or all of the shares delivered to satisfy the withholding tax obligation.

Exercisability. ISOs and NSOs will become exercisable in installments as determined in its sole discretion by the Compensation Committee, although it is generally anticipated in keeping with past Company practice that such options may be exercised as to 20% installments on each of the first five anniversary dates of the date of grant or such other period as may be designated by the Compensation Committee.  The exercise price for options may be paid in cash or by delivery of shares of common stock already owned for more than six months by the Participant and having a market value equal to the exercise price.

Option Exercise Prices.  Stock options may only be issued at an exercise price that is at least one hundred percent (100%) of the Fair Market Value of the common stock on the date of grant, and ISOs granted to 10% Shareholders must have an exercise price of at least one hundred ten percent (110%) of the Fair Market Value of the common stock on the date of grant.  The 2005 Plan provides that the option exercise price may be paid in cash, by check, by cash equivalent, by a broker-assisted exercise, with shares of common stock (but only where acceptable to the Compensation Committee and only with shares owned for six months), or a combination of the above.

Termination of Awards.  Unless otherwise provided in an Award or the 2005 Plan, Awards will terminate (i) three months following the holder’s termination of employment by the Company except for death, disability, retirement, or upon a Change of Control, (ii) on the first-year anniversary of a Participant’s death or disability, or (iii) on the tenth-year anniversary of the date of grant.

Reload Options.  Under the 2005 Plan, unless otherwise provided in a Participant’s stock option agreement, whenever a Participant holding an ISO or NSO exercises an option (the “Original Option”) and pays part or all of the exercise price by tendering shares of common stock (a “stock-for-stock exercise”), the Participant will automatically receive a “Reload Option” giving that Participant an option to purchase the exact number of shares tendered in the stock-for-stock exercise at an exercise price equal to the Fair Market Value of such shares at the date of grant of such Reload Options, which date of grant will be the date of the notice of exercise of the Original Option.  Reload Options are not exercisable after the later of the expiration of the option term of the Original Option or two years following the date of grant of the Reload Option.  Except as described above, the terms and conditions of Reload Options will be identical to the terms and conditions of the related Original Options. Reload Options are designed to encourage stock-for-stock exercises by Participants, without necessarily diluting a Participant’s percentage ownership of the Company’s common stock or the Company’s outstanding common stock.

Limitation on Options and Awards to Named Executive Officers. Because amounts of compensation paid to Named Executive Officers are subject to the limitations on deductibility by the Company under Section 162(m) of the Code, the 2005 Plan provides that such Named Executive Officers may not receive a grant in any given calendar year of Awards covering or measured by more than 100,000 shares of the Company’s common stock.  Further, acceleration of vesting or exercisability of Awards held by Named Executive Officers can only be related to their death, disability, termination of employment upon retirement, or a Change of Control.

Transferability. The Compensation Committee may allow transfer of Awards to family members, trusts and partnerships for their benefit or owned by them, or to charitable trusts. Awards held by transferees are subject to the same restrictions and forfeiture upon termination of employment applicable to the original holder of the Award.  ISOs are not transferable except by will or the laws of descent and distribution.

Change of Control.  In the event of a change of control of the Company as described in the 2005 Plan, all stock options and SARs outstanding for more than a year shall become fully vested and fully exercisable (unless otherwise excepted), and all restrictions and conditions of Restricted Stock Grants and Restricted Unit Grants outstanding shall be deemed to be satisfied, unless the Board expressly provides otherwise. A “change of control” occurs upon: (i) any person or group becoming the beneficial owner of shares with 40% or more of the votes that may be cast for the election of directors; (ii) persons who were directors of the Company immediately prior to a cash tender offer, exchange offer, merger, sale of assets, or contested election cease to constitute a majority of the Board; (iii) the shareholders of the Company approve a transaction in which the Company ceases to be an independent publicly owned corporation or approve the sale of all or substantially all the assets of the Company; or (iv) a tender offer or exchange offer is made for shares of the Company’s common stock (other than by the Company) and shares are acquired thereunder.

In connection with a Change in Control, the Compensation Committee may also cash out Awards at the higher of the highest price for shares of the Company’s common stock in reported NYSE trading or the highest price paid in any bona fide transaction related to a Change in Control.  The 2005 Plan also contains provisions that create a mechanism for a conditional exercise in certain Change of Control transactions pending a cancellation of vested unexercised options.

Stock Appreciation Rights.  Under the 2005 Plan, the Compensation Committee may grant an Award of SARs that entitle a Participant to receive the excess (if any) of the Fair Market Value of a share of common stock on the date of exercise of the SAR, over the Fair Market Value of a share of common stock on the date of grant of the SAR (“Spread”).  The Spread may only be paid in shares having a Fair Market Value on the date of payment equal to the Spread.  The Compensation Committee may establish procedures for exercise and restrictions regarding the dates on which SARs may be exercised, and subject to the other provisions of the 2005 Plan, a SAR shall not be exercisable before the first anniversary date of the date of grant.

Stock Grants, Restricted Stock Grants, and Restricted Unit Grants. The Compensation Committee may in its discretion grant shares of common stock to a Participant with or without restrictions, vesting requirements or other conditions.  A Restricted Stock Grant is an Award of shares of the Company’s common stock that does not vest until certain conditions established by the Compensation Committee have been satisfied. Restricted Awards must provide for vesting of such Awards over at least a three-year period, unless specifically determined otherwise by the Compensation Committee, or a one-year period if the Restricted Award is performance-based (“Restriction Period”).  A Restricted Unit Grant is an Award of “units” subject to similar vesting conditions, each unit having a value equal either to a share of common stock or the amount by which a share of common stock appreciates in value between the date of grant and the date at which any restrictions lapse.  During the Restriction Period, a Participant may vote and receive dividends on the shares of common stock awarded pursuant to a Restricted Stock Grant, but may not sell, assign, transfer, pledge or otherwise encumber such shares.  During the restricted period, the certificates representing Restricted Awards will bear a restrictive legend and will be held by the Company, or will be recorded on the books of the Company’s stock transfer agent, but not issued to the Participant until the restrictions on the shares covered by the Restricted Award lapse.  When the Restriction Period expires or the restriction with respect to installments of shares lapses, provided that federal income tax withholding is provided for, the Participant is entitled to receive (i) with respect to a Restricted Stock Grant, shares of common stock free and clear of restrictions on sale, assignment, transfer, pledge, or other encumbrances, or (ii) with respect to a Restricted Unit Grant, payment for the value of the units.

Restricted Awards for Non-Employee Directors. Under the 2005 Plan, non-employee directors can only receive Restricted Awards described in this paragraph.  Under the 2005 Plan on the date of each annual meeting of shareholders, each non-employee director will receive a Restricted Award consisting of that number of shares of Company common stock determined by dividing $120,000 by the closing price of a share of common stock on the date of the Award, payable only in installments as described below.  The service restrictions on non-employee directors’ Restricted Awards shall lapse on the date of the next annual meeting of shareholders following the grant date, and each Restricted Award shall vest ratably in three equal installments, one-third on the date of each of the three successive annual meetings of shareholders following the grant date; provided that following the date of such initial lapse of restrictions, if a non-employee director’s service as a director terminates and the non-employee director is in good standing as determined in the sole discretion of the Board of Directors, then the Restricted Award of that non-employee director shall vest immediately.  Prior to the date of such initial lapse of restrictions, no vesting shall occur upon a non-employee director’s termination of service (other than by death or disability, in which cases all Restricted Awards shall vest immediately).

Performance Bonus Awards. The Compensation Committee, in its sole discretion, may award Participants a Performance Bonus Award in the form of cash or shares of common stock, or a combination thereof, on such terms and conditions as the Compensation Committee designates. Performance Bonus Awards will be based upon evaluation of a variety of performance factors.  Performance factors are to be determined prior to the period of performance, which shall be not less than one year, and may include (i) increases in earnings, earnings per share, EBITDA, revenues, cash flow, return on equity, or total shareholder return, (ii) year-end volumes of proved oil and gas reserves and/or year-end probable reserves, (iii) yearly oil and gas production, (iv) share price performance, (v) relative technical, commercial and leadership attributes, or (vi) similar performance factors.  If a Performance Bonus Award is paid in whole or in part in shares of common stock, the number of shares shall be determined based upon the NYSE closing price-based Fair Market Value of such shares.  Performance Bonus Awards are subject to terms and conditions set by the Committee in its sole discretion.

Federal Income Tax Considerations

Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to Awards made under the 2005 Plan.

Exercise of Incentive Stock Option and Subsequent Sale of Shares

A Participant who is granted an ISO does not realize taxable income at the time of the grant or at the time of exercise.  If the Participant makes no disposition of shares acquired pursuant to the exercise of an ISO before the later of two years from the date of grant or one year from such date of exercise (“statutory holding period”), any gain (or loss) realized on such disposition will be recognized as a long-term capital gain (or loss).  Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

However, if the Participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income a Participant shall recognize in the year of a disqualifying disposition will be the lesser of (i) the excess of the amount realized over the exercise price, or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant.  The ordinary income recognized by the Participant is not considered wages and the Company is not required to withhold, or pay employment taxes, on such ordinary income.  Finally, in addition to the ordinary income described above, the Participant shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the shares at the time of the exercise, which shall be long-term or short-term capital gain depending on the Participant’s post-exercise holding period for such shares.

To the extent a Participant pays all or part of the exercise price of an ISO by tendering previously acquired common stock owned by such Participant, the tax consequences described above generally will apply to such exchange.  However, if a Participant exercises an ISO by tendering shares previously acquired on the exercise of an ISO, a disqualifying disposition will occur if the applicable holding period requirements described above have not been satisfied with respect to the surrendered stock.  The consequence of such a disqualifying disposition is that the Participant may recognize ordinary income at that time.

Notwithstanding the favorable tax treatment of ISOs for regular tax purposes, as described above, for alternative minimum tax purposes, an ISO is generally treated in the same manner as a NSO.  Accordingly, a Participant must generally include as alternative minimum taxable income for the year in which an ISO is exercised, the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares.  However, to the extent a Participant disposes of such shares in the same calendar year as the exercise, only an amount equal to the Participant’s ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the Participant's calculation of alternative minimum taxable income in such calendar year.

Exercise of Nonqualified Stock Option and Subsequent Sale of Shares

A Participant who is granted a NSO does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant.  The ordinary income recognized by the Participant is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.

Upon the subsequent disposition of shares acquired through the exercise of a NSO, any gain (or loss) realized on such disposition will be recognized as a long-term or short-term capital gain (or loss) depending on the Participant’s post-exercise holding period for such shares.  The tax basis in the shares acquired at exercise of the NSO used to determine the amount of any capital gain or loss on a future taxable disposition of such shares is the fair market value of the shares on the date of exercise.

To the extent a Participant pays all or part of the exercise price of a NSO by tendering shares of common stock previously owned by the Participant, the tax consequences described above generally would apply.  However, the number of shares received upon exercise of such option equal to the number of shares surrendered in payment of the exercise price will have the same basis and tax holding period as the shares surrendered.  The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period that commences on the date of the exercise.

Lapse of Restrictions on Restricted Stock and Subsequent Sale of Shares

When the restrictions on a Restricted Award lapse, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant.  The ordinary income recognized by the Participant is considered supplemental wages, and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.  Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term or short-term capital gain (or loss) depending on the Participant’s holding period for such shares after their restrictions lapse.

Under Section 83(b) of the Code, a Participant who receives an Award of restricted stock may elect to recognize ordinary income for the taxable year in which the restricted stock was received equal to the excess of the fair market value of the restricted stock on the date of the grant, determined without regard to the restrictions, over the amount (if any) paid for the restricted stock. Any gain (or loss) recognized upon a subsequent disposition of the shares will be capital gain (or loss) and will be long-term or short-term depending on the post-grant holding period of such shares.  The amount recognized as taxable income is added to any amount paid for the shares to determine their tax basis.  If, after making the election, a Participant forfeits any shares of restricted stock, such Participant is only entitled to a tax deduction with respect to the consideration (if any) paid for the restricted stock, not the amount elected to be included as income at the time of grant.

Stock Appreciation Rights and Performance Awards

A Participant who is granted a SAR does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the SAR in an amount equal to the excess of the fair market value of the shares (on the date of exercise) with respect to which the SAR is exercised, over the grant price of such shares, and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such Participant.

A Named Executive Officer who has been awarded a Performance Bonus Award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the Award is paid equal to the amount of cash (if any) paid and the fair market value of shares (if any) delivered, and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such Participant.

The ordinary income recognized by a Participant in connection with a SAR or Performance Bonus Award is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.

To the extent, if any, that shares are delivered to a Participant in satisfaction of either the exercise of a SAR, or the payment of a Performance Bonus Award, upon the subsequent disposition of such shares any gain (or loss) realized will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post-delivery holding period for such shares.

Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s chief executive officer or any of the three other most highly compensated Officers, not including the chief financial officer.  Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m).  Stock options and SARs granted under the 2005 Plan qualify as “performance-based compensation.”  Other awards will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria described above meeting specified performance criteria and complying with Section 162(m) regulations and rules.  Restricted stock awards that vest solely upon the passage of time do not qualify as “performance-based compensation.”

Code Section 409A

To the extent that any award under the 2005 Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Code Section 409A, the Company intends that the terms and administration of such Award shall comply with the provisions of such section, applicable IRS guidance and good faith reasonable interpretations thereof.  The Compensation Committee intends to amend the provisions of the 2005 Plan in order to comply with Section 409A requirements, all as specifically authorized in the 2005 Plan and make other technical amendments that do not require shareholder approval.

The foregoing is only a summary of the effect of U.S. federal income taxation upon employees and the Company with respect to the grant and exercise of stock options, SARs, restricted stock and performance awards under the 2005 Plan.  It is not intended as tax advice to employees participating in the 2005 Plan, who should consult their own tax advisors.  It does not purport to be a complete description of the tax consequences under all circumstances, nor does it describe the tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007, regarding shares outstanding and available for issuance under the Company’s existing stock compensation and employee stock purchase plans:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants And Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	1,449,240	$28.47	772,824
Equity compensation plans not approved by security holders	—	$—	—
Total	1,449,240	$28.47	772,824	(1)

(1)	Includes 58,721 shares remaining available for issuance under the Swift Energy Company Employee Stock Purchase Plan and 714,103 under the 2005 Plan.

Board Recommendation

The affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, Proposal 2, is required to approve the amendment of the 2005 Plan to make additional shares available for Awards under the 2005 Plan.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of the persons designated on the proxy card to vote the proxies “FOR” the proposed amendment of the 2005 Plan.  The Board believes that such approval is essential to enable the Company to continue to attract and retain qualified employees and directors.  The Board supports management’s belief that the approval of the proposed amendment to make up to 800,000 shares of the Company’s common stock available for Awards under the 2005 Plan will contribute to the continuation of the Company’s history of employee and director longevity, as the Company’s stock compensation plans have done in the past.

The Board of Directors unanimously recommends that shareholders vote “FOR” amending the Swift Energy Company 2005 Stock Compensation Plan to increase the number of shares available for Awards under the plan by up to 800,000 shares of the Company’s common stock.

PROPOSAL 3 — TO AMEND THE SWIFT ENERGY COMPANY EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN BY UP TO 200,000 ADDITIONAL SHARES

The purpose of the Swift Energy Company Employee Stock Purchase Plan (the “Purchase Plan”) is to provide our employees with the opportunity to acquire a proprietary interest in Swift Energy Company, thereby increasing their interest in Swift Energy, and encouraging them to remain employed with the Company.  The Board has authorized, subject to shareholder approval, an amendment to the Purchase Plan, which increases the number of shares that may be issued under the Purchase Plan by up to 200,000 shares.

As originally adopted in 1993, a maximum of 500,000 shares of common stock have been reserved for the Purchase Plan, and no additional shares have been added since the Purchase Plan’s inception.  Without shareholder approval of the proposed increase, there are 58,721 shares remaining for future grants under the Purchase Plan.  If this proposal is approved, the maximum shares available for issuance under the Purchase Plan will increase to 700,000, leaving 258,721 shares available for future issuance.  Without shareholder approval, once the 58,721 remaining shares are issued, the Purchase Plan will be terminated.

The Purchase Plan is one of the many benefits offered to our employees and is used as a retention tool by the Company.  More specifically, we use the Purchase Plan as an opportunity to align our employees’ interest with those of our shareholders.  As of February 29, 2008, the number of participating employees increased to 184, approximately 50% of our total employees.  Our Board is proposing to increase the number of shares available under the Purchase Plan to ensure that our employees continue to have the opportunity to acquire ownership in Swift Energy.

The Purchase Plan provides all employees of the Company and its subsidiaries, except officers, the opportunity to acquire Company common stock at a 15% discount through payroll deductions, and qualifies as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Eligibility.  All employees of the Company and its subsidiaries, except officers, who have attained the age of 21 and are employees as of the first business day of the plan year are eligible to participate in the Purchase Plan.  On December 31, 2007, 365 employees were eligible to participate in the Purchase Plan.

Administration of the Purchase Plan.  The Purchase Plan is administered by the Purchase Plan’s Administration Committee.  The Administration Committee is comprised of not less than two members of the Compensation Committee.

Plan Year.  The plan year is a twelve-month calendar year, beginning on January 1 and ending on December 31 of each year.

Purchase Plan Provisions.  Each plan year, unless the Board determines otherwise, the Compensation Committee will offer to each eligible employee the opportunity to purchase Company common stock by submitting written notice of his or her election to purchase the common stock and a payroll deduction authorization.  By making a timely election to participate prior to the start of a plan year, including stating the percentage of compensation to be withheld, each eligible employee will be entitled to purchase that number of full shares which can be purchased at the exercise price with the total amount withheld.  An employee may authorize a payroll deduction of up to 10% of his base salary during the plan year.  The employee may elect to stop his or her payroll deductions, or decrease payroll deductions, for a given year by providing the appropriate prior written notice.  Any amounts remaining credited to an employee’s payroll deduction account on the last day of the plan year, after deducting the amount for common stock purchased by the Employee, shall be refunded in cash.  The exercise price for each offering will be 85% of the lower of the fair market value of Company common stock at the beginning of the plan year or the fair market value of common stock on the last day of the plan year.  Fair market value is defined as the closing price of Company common stock as quoted on the NYSE.

If this proposal is not approved, no more than 500,000 shares of common stock may be sold pursuant to the Purchase Plan, subject to appropriate adjustments in the event of reorganization, mergers, recapitalizations, reclassifications, stock splits or other similar changes in the Company’s capitalization.  The Purchase Plan includes provisions governing the effects of a merger, consolidation or other reorganization of the Company, including a provision that permits the Company to allow for the preservation of participants’ rights in the event of such a reorganization of the Company.

No employee will be given the opportunity to purchase Company common stock under the Purchase Plan if the employee, immediately after the opportunity is granted, owns common stock possessing 5% or more of the total combined voting power or value of all classes of Company stock.  No employee will be given the opportunity to purchase Company common stock which permits him or her to accrue rights to purchase common stock under the Purchase Plan (and other stock purchase plans, if others should be established) at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time under the Internal Revenue Code) of fair market value of such stock (determined as of the first day of the plan year) for each calendar year in which the option is outstanding at any time, in accordance with the provisions of Section 423 of the Internal Revenue Code.

If a participating employee’s employment with the Company is terminated for any reason prior to expiration of a plan year, his or her participation will terminate, and any balance in his payroll deduction account will be paid in cash; however, a retired employee, and one whose employment is terminated due to disability, may continue to participate for up to 90 days after termination of employment.  In the event of a participating employee’s death, his or her heirs, legatees, distributees or personal representatives may complete paying for the common stock he or she agreed to purchase by making a cash contribution to his or her payroll deduction account during the period beginning on the date of the employee’s death and ending 90 days following the employee’s death.  No common stock will be purchasable under any conditions more than 27 months from the date it first became purchasable under the Purchase Plan.  No rights granted under the Plan may be transferred except by will or the laws of descent and distribution and, during the lifetime of the participant to whom granted, may be exercised only by such participant.

All shares purchased under a purchase opportunity will be paid for in full at the time the opportunity is exercised by transfer of the purchase price from the employee’s payroll deduction account.

If this proposal is approved, the Company intends to register with the SEC the additional shares of Swift Energy common stock for offer and sale to employees under the Purchase Plan and for resale by the employees after acquisition.

Amendments.  The Company, acting through its Board, is authorized to alter, amend, suspend or terminate the Purchase Plan, except in respects which would retroactively affect or impair the rights theretofore granted of any participant.  No amendment to the number of shares which may be sold under the Purchase Plan, or which changes the classification of employees eligible to participate, will be effective unless the amendment is approved by the Company’s shareholders within twelve months of the adoption of the amendment by the Board.

Board Recommendation

The affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to Proposal 3, is required to approve the amendment of the Purchase Plan to make additional shares available for issuance under the Purchase Plan.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of the persons designated on the proxy card to vote the proxies “FOR” the proposed amendment of the Purchase Plan.  The Board believes that such approval is essential to enable the Company to continue to attract and retain qualified employees.  The Board supports management’s belief that the approval of the proposed amendment to make up to 200,000 additional shares of the Company’s common stock available for issuance under the Purchase Plan will contribute to the continuation of the Company’s history of employee longevity.

The Board of Directors unanimously recommends that shareholders vote “FOR” amending the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan by up to 200,000  shares of the Company’s common stock.

PROPOSAL 4 — RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS SWIFT ENERGY COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements and internal control over financial reporting for 2008.  See “Audit Committee Disclosure” above for more information related to Ernst & Young LLP.

Stockholder approval or ratification is not required for the selection of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent auditor. However, the selection is being submitted for ratification at the Annual Meeting as a matter of good corporate practice. No determination has been made as to what action the Board of Directors would take if shareholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditor.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring (i) the integrity of the financial statements of the Company; (ii) Swift Energy’s compliance with legal and regulatory requirements; (iii) the independent auditor’s selection, qualifications and independence; and (iv) the performance of Swift Energy’s internal audit function and independent auditor. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, all as may be amended from time to time. In addition, at least one member of the committee must satisfy the definition of audit committee financial expert as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Messrs. Montgomery and Smith and Ms. Cannon qualify as audit committee financial experts and that each member of the Audit Committee is independent as defined in the NYSE listing standards and the rules of the SEC.  A report of the Audit Committee appears later in this proxy statement.  The Audit Committee is comprised of Messrs. Montgomery (Chairman) and Smith and Ms. Cannon.

Preapproval Policies and Procedures

The charter of the Audit Committee provides that the Audit Committee shall approve, in its sole discretion, any professional services to be provided by the Company’s independent auditor, including audit services and significant non-audit services (significant being defined for these purposes as non-audit services for which fees in the aggregate equal 5% or more of the base annual audit fee paid by the Company to its independent auditor), before such services are rendered, and consider the possible effect of the performance of such latter services on the independence of the auditor. The Audit Committee may delegate preapproval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom preapproval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described above for 2007 and 2006 were preapproved by the Audit Committee before Ernst & Young LLP was engaged to render the services.

Services Fees Paid to Independent Public Accounting Firm

Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditor in 2002.  The Audit Committee, with ratification of the shareholders, engaged Ernst & Young LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2007.  A representative from Ernst & Young LLP will be present at this year’s Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The following table presents fees and expenses billed by Ernst & Young LLP for its audit of the Company’s annual consolidated financial statements and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2007 and 2006, and for its audit of internal control over financial reporting for 2007 and 2006, and for other services provided by Ernst & Young LLP.

	2007	2006

Audit Fees	$1,850,600	$1,663,900
Audit-Related Fees	16,000	0
Tax Fees	452,260	193,375
All Other Fees	0	0
Totals	$2,318,860	$1,857,275

The tax services provided in 2006 and 2007 generally consisted of compliance, tax advice and tax planning services. The tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice, and expatriate tax services.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2007, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditor”), the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

•
received and reviewed the written disclosure and the letter from the Auditor required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standard Board, and have discussed with the auditor, the auditor’s independence.

Based on the reviews and discussion referred to above, we have recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE Henry C. Montgomery (Chairman) Deanna L. Cannon Clyde W. Smith, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s common stock to file reports with the SEC regarding their ownership of, and transactions in, the Company’s common stock. SEC regulations require Swift Energy to identify anyone who filed a required report late during the most recent fiscal year. Based on a review of the Forms 3 and 4 filed during the 2007 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements during 2007.

SHAREHOLDER PROPOSALS

Pursuant to various rules promulgated by the SEC, a shareholder who seeks to include a proposal in the Company’s proxy materials for the annual meeting of the shareholders of the Company to be held in 2009 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to the Secretary, Swift Energy Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060, no later than December 8, 2008.  Further, a shareholder may not submit a matter for consideration at the 2009 Annual Meeting unless the shareholder shall have timely complied with the requirements in the Company’s Bylaws. The Bylaws state that in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting. A notice given pursuant to this advance notice Bylaw will not be timely with respect to the Company’s 2009 annual meeting unless duly given by no later than March 13, 2009, and no earlier than February 11, 2009.

The Corporate Governance Committee will consider shareholder recommendations of individuals for membership on the Board upon written request by a shareholder in accordance with the procedures for submitting shareholder proposals. For more information on shareholders’ nomination of directors refer to “Board of Directors—Nomination of Directors” in this proxy statement.

With respect to business to be brought before the 2008 Annual Meeting, the Company has not received any notices, proposals, or nominees from shareholders that the Company is required to include in this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Typically the Lead Director presides at executive sessions of the independent directors of the Board of Directors.  Any communications that shareholders or other interested parties may wish to send to the Board of Directors may be directly sent to the Lead Director at the following address:

Lead Director Swift Energy Company c/o CCI P.O. Box 561915 Charlotte, NC 28256

Historically, the Company’s annual meeting of its Board of Directors was held to coincide with the annual meeting of its shareholders and a majority of the directors would attend the annual meeting of shareholders; however, with the increased responsibilities and time requirements in connection with the Board meeting, the Board’s annual meeting is now held one week before the shareholders’ annual meeting. Therefore, the Company does not have a policy with regard to Board members’ attendance at its annual meetings of shareholders. Although  some of the members of the Board will attend the 2008 Annual Meeting, it is not expected that a majority will be in attendance. Those in attendance will be available to address shareholder questions.  Three directors attended the 2007 Annual Meeting.

FORWARD LOOKING STATEMENTS

The statements contained in this proxy statement that are not historical are “forward-looking statements,” as that term is defined in Section 21E of the Exchange Act, that involve a number of risks and uncertainties. Forward-looking statements use forward-looking terms such as “believe,” “expect,” “may,” “intend,” “will,” “project,” “budget,” “should,” or “anticipate” or other similar words. These statements discuss “forward-looking” information such as future net revenues from production and estimates of oil and gas reserves. These forward-looking statements are based on assumptions that the Company believes are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

•	fluctuations of the prices received or demand for crude oil and natural gas over time;

•	interruptions of operations and damages due to hurricanes and tropical storms;

•	geopolitical conditions or hostilities;

•	uncertainty of reserves estimates;

•	operating hazards;

•	unexpected substantial variances in capital requirements;

•	currency rate fluctuations with regard to the New Zealand dollar;

•	environmental matters; and

•	general economic conditions.

Other factors that could cause actual results to differ materially from those anticipated are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company will not update these forward-looking statements unless required to do so by applicable law.

ANNUAL REPORT ON FORM 10-K

Upon written request, Swift Energy will provide any shareholder of the Company, at no charge, a copy of the Company’s Annual Report on Form 10-K for 2007, as filed with the SEC, including the financial statements and schedules, but without exhibits.  Direct requests should be made by mail to Swift Energy Company, Director of Corporate Development and Investor Relations, 16825 Northchase Drive, Suite 400, Houston, Texas 77060; by telephone at (281) 874-2700 or (800) 777-2412; or by email to info@swiftenergy.com.

GENERAL

The information contained in this proxy statement in the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—To Amend the Swift Energy Company 2005 Stock Compensation Plan to Increase the Number of Shares of the Company’s Common Stock Available for Awards under the Plan by Up to 800,000 Additional Shares,” “Proposal 3—To Amend the Swift Energy Company Employee Stock Purchase Plan to Increase the Number of Shares of the Company’s Common Stock Available for Issuance under the Plan by Up to 200,000 Additional Shares,” “Proposal 4—To Ratify the Selection of Ernst & Young LLP as Swift Energy Company’s Independent Auditor for the Fiscal Year Ending December 31, 2008,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

By Order of the Board of Directors, Bruce H. Vincent President and Secretary
Houston, Texas April 7, 2008

SWIFT ENERGY COMPANY

The Board of Directors Solicits This Proxy for the
Annual Meeting of Shareholders to be held on May 13, 2008

The undersigned hereby constitutes and appoints Terry E. Swift, Bruce H. Vincent and Alton D. Heckaman, Jr., or any one of them, with full power of substitution and revocation of each, the true and lawful attorneys and proxies of the undersigned at the Annual Meeting of Shareholders (the “Meeting”) of SWIFT ENERGY COMPANY (the “Company”) to be held on Tuesday, May 13, 2008, at 4:00 p.m. Houston time, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, or any adjournments or postponements thereof, and to vote the shares of common stock of the Company standing in the name of the undersigned on the books of the Company (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting.

(Continued and to be SIGNED on REVERSE side)

ANNUAL MEETING OF SHAREHOLDERS OF

SWIFT ENERGY COMPANY

MAY 13, 2008

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at www.voteproxy.com up until 11:59 Eastern Time the day before the cut-off or meeting date.

 Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3 and 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
Proposal 1. Election of Directors: Class III Nominees (Term to expire 2011)					FOR	AGAINST	ABSTAIN
				PROPOSAL 2: Approval to amend the Swift Energy Company 2005 Stock Compensation Plan to increase the number of shares available for awards.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Deanna L. Cannon
		O	Douglas J. Lanier	PROPOSAL 3: Approval to amend the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares available for issuance.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Bruce H. Vincent

☐	FOR ALL EXCEPT (See instructions below)			PROPOSAL 4: Ratification of selection of Ernst & Young LLP as Swift Energy Company’s Independent Auditor for the fiscal year ending December 31, 2008.	☐	☐	☐

This proxy will be voted in accordance with the specifications made hereon. If NO specification is made, the shares will be voted “FOR” Proposals 1, 2 3 and 4.

The undersigned hereby acknowledges receipt of the Notice of 2008 Annual Meeting of Shareholders, the Proxy Statement and the 2007 Annual Report to Shareholders furnished herewith.

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: ●				PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTATED PAID, PRE-ADDRESSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
£ ☐

Signature of Shareholder			Date:	Signature of Shareholder	Date:
Note:Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder must sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.